Exhibit (a)(1)(A)

        Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Jamba, Inc.

at

$13.00 Net Per Share

by

Jay Merger Sub, Inc.

a wholly owned subsidiary of

Focus Brands Inc.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THAT TIME THAT IS
ONE MINUTE FOLLOWING 11:59 P.M. (12:00 MIDNIGHT), EASTERN TIME,
ON WEDNESDAY, SEPTEMBER 12, 2018, UNLESS THE OFFER IS EXTENDED OR
EARLIER TERMINATED.

        Jay Merger Sub, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Focus Brands Inc. ("Parent"), a Delaware corporation, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined below), any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Jamba, Inc., a Delaware corporation ("Jamba"), at a price of $13.00 per Share, without interest (the "Offer Price"), net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer").

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 1, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among Jamba, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba (the "Merger") without a vote of the stockholders of Jamba to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the "DGCL"), with Jamba continuing as the surviving corporation (the "Surviving Corporation") in the Merger and thereby becoming a wholly owned subsidiary of Parent.

        As a result of the Merger, each outstanding Share immediately prior to the Effective Time (as defined below) (other than Shares (i) owned by Jamba as treasury stock, (ii) owned by Parent, Purchaser or any wholly owned subsidiary of Parent or Jamba and (iii) held by Jamba stockholders who properly demand and do not lose or withdraw their appraisal rights under Delaware law) will be converted automatically into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes). Following the Merger, Jamba will cease to be a publicly traded company.

        Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        The board of directors of Jamba (the "Jamba Board") has duly (i) declared that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to, and in the best interests of, Jamba and its stockholders; (ii) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopted and approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approved the execution, delivery and performance by Jamba of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that Jamba's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the HSR Condition. The "Minimum Tender Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer and "received" (as defined in Section 251(h)(6) of the DGCL) and not validly withdrawn, together with any Shares owned by Purchaser or its affiliates, equals at least a majority of the outstanding Shares as of one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018 (the "Expiration Time," unless Purchaser shall have extended the period during which the Offer is open in accordance with the Merger Agreement, in which event "Expiration Time" will mean the latest time and date at which the Offer, as so extended by Purchaser, will expire). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior to the Expiration Time are excluded. The "HSR Condition" requires that all waiting periods (including all extensions thereof) applicable to the purchase of Shares pursuant to the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), will have expired or been terminated. The Offer is also subject to other conditions described in Section 15—"Conditions of the Offer."

        A summary of the principal terms of the Offer appears under the heading "Summary Term Sheet." You should read this entire Offer to Purchase, the Letter of Transmittal and the other documents to which this Offer to Purchase refers carefully before deciding whether to tender your Shares in the Offer.

August 15, 2018

IMPORTANT

        If you desire to tender all or any portion of your Shares to Purchaser pursuant to the Offer, you should either (i) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this Offer to Purchase, in accordance with the instructions contained in the Letter of Transmittal, with any required signature guarantees if the Letter of Transmittal so requires, and mail or deliver the Letter of Transmittal and any other required documents to Continental Stock Transfer & Trust Company, in its capacity as depositary for the Offer (the "Depositary"), and deliver the certificates for your Shares to the Depositary along with the Letter of Transmittal, or tender your Shares by book-entry transfer by following the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares," in each case prior to the Expiration Time, or (ii) request that your broker, dealer, commercial bank, trust company or other nominee effect the transaction for you. If you hold Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact that institution in order to tender your Shares pursuant to the Offer. If you are a record holder but your stock certificate is not available or you cannot deliver it to the Depositary before the Expiration Time, you may be able to tender your Shares using the enclosed Notice of Guaranteed Delivery (see Section 3—"Procedures for Accepting the Offer and Tendering Shares" for further details).

*    *    *    *    *

        Questions and requests for assistance regarding the Offer or any of the terms thereof may be directed to Okapi Partners LLC, as information agent for the Offer (the "Information Agent"), at the address and telephone number set forth for the Information Agent on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent. Additionally, copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the website maintained by the U.S. Securities and Exchange Commission (the "SEC") at www.sec.gov. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance.

        This Offer to Purchase and the Letter of Transmittal contain important information, and you should read both carefully and in their entirety before making a decision with respect to the Offer.

        This transaction has not been approved or disapproved by the SEC or any state securities commission, nor has the SEC or any state securities commission passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or the Letter of Transmittal. Any representation to the contrary is unlawful.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036

Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (855) 208-8901
Email:info@okapipartners.com

SUMMARY TERM SHEET

        The following are some key Offer terms and questions that you, as a stockholder of Jamba, may have and answers to those questions. This summary term sheet highlights selected information from this Offer to Purchase and may not contain all of the information that is important to you and is qualified in its entirety by the more detailed descriptions and explanations contained in this Offer to Purchase, the Letter of Transmittal and other related materials. To better understand the Offer and for a complete description of the legal terms of the Offer, you should read this Offer to Purchase, the Letter of Transmittal and other related materials carefully and in their entirety. The information concerning Jamba contained herein and elsewhere in the Offer to Purchase has been provided to Parent and Purchaser by Jamba or has been taken from, or is based upon, publicly available documents or records of Jamba on file with the U.S. Securities and Exchange Commission (the "SEC") or other public sources at the time of the Offer. Parent and Purchaser have not independently verified the accuracy and completeness of such information. Questions or requests for assistance may be directed to the Information Agent at the address and telephone numbers set forth for the Information Agent on the back cover of this Offer to Purchase. Unless otherwise indicated in this Offer to Purchase or the context otherwise requires, all references in this Offer to Purchase to "we," "our" or "us" refer to Purchaser.

Securities Sought:	Subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as described below) any and all of the outstanding shares of common stock of Jamba, par value $0.001 per share (the "Shares"). For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior to the Expiration Time (as defined below) are excluded. See Section 1—"Terms of the Offer."
Price Offered Per Share:	$13.00 per Share, without interest (the "Offer Price"), net to the seller in cash, less any applicable withholding taxes. See Section 1—"Terms of the Offer."
Expiration Time of the Offer:
One minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018 (as it may be extended in accordance with the terms of the Merger Agreement, the "Expiration Time"). See Section 1—"Terms of the Offer."
Withdrawal Rights:
You can withdraw your Shares at any time prior to one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018, unless the Offer is extended, in which case you can withdraw your Shares by the then extended expiration time and date. You can also withdraw your Shares at any time after Sunday, October 14, 2018, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. See Section 4—"Withdrawal Rights."
Purchaser:	Jay Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent, a Delaware corporation. See Section 8—"Certain Information Concerning Parent and Purchaser."

Who is offering to buy my Shares?

        Jay Merger Sub, Inc., or Purchaser, a Delaware corporation and a wholly owned subsidiary of Focus Brands Inc. ("Parent"), a Delaware corporation, is offering to purchase any and all of the issued and outstanding Shares upon the terms and subject to the conditions contained in this Offer to Purchase. Purchaser was formed for the sole purpose of making the Offer and completing the process by which Purchaser will be merged with and into Jamba. See "Introduction" and Section 8—"Certain Information Concerning Parent and Purchaser."

What securities are you offering to purchase?

        We are making an offer to purchase any and all of the outstanding Shares on the terms and subject to the conditions set forth in this Offer to Purchase and the Letter of Transmittal. See "Introduction" and Section 1—"Terms of the Offer."

How much are you offering to pay and what is the form of payment?

        We are offering to pay $13.00 per Share, without interest, net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions contained in this Offer to Purchase and the Letter of Transmittal. See "Introduction," and Section 1—"Terms of the Offer."

Will I have to pay any fees or commissions?

        If you are the record owner of your Shares and you tender your Shares to us in the Offer, you will not have to pay brokerage fees, commissions or similar expenses. If you own your Shares through a broker or other nominee and your broker or other nominee tenders your Shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction," and Section 1—"Terms of the Offer."

Why are you making the Offer?

        We are making the Offer because we and Parent want to acquire the entire equity interest in Jamba. The Offer, as the first step in the acquisition of Jamba, is intended to facilitate the acquisition of all outstanding Shares. We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 1, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among Jamba, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba (the "Merger") in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (as amended, the "DGCL"), with Jamba continuing as the Surviving Corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. Following the Merger, Jamba will cease to be a publicly traded company. See "Introduction" and Section 12—"Purpose of the Offer; Plans for Jamba."

Is there an agreement governing the Offer?

        Yes. Jamba, Parent and Purchaser have entered into the Merger Agreement, which provides, among other things, for the terms and conditions of the Offer and the Merger. See "Introduction," and Section 11—"The Merger Agreement; Other Agreements."

What does the Jamba Board think of the Offer?

        The Jamba Board has duly (i) declared that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to, and in the best interests of, Jamba and its stockholders; (ii) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopted and approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approved the execution, delivery and performance by Jamba of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that Jamba's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        See "Introduction," Section 10—"Background of the Offer; Past Contacts or Negotiations with Jamba" and Section 11—"The Merger Agreement; Other Agreements." A more complete description of the reasons for the Jamba Board approval of the Offer and the Merger is set forth in a Solicitation/Recommendation Statement on Schedule 14D-9 that is being mailed to all Jamba stockholders together with this Offer to Purchase.

What are the most significant conditions to the Offer?

        The Offer is conditioned upon, among other things, the satisfaction or waiver of the following conditions:

  •
  the number of Shares validly tendered in accordance with the terms of the Offer and "received" (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, together with any Shares owned by Purchaser or its affiliates, equals at least a majority of the outstanding Shares as of the Expiration Time (the "Minimum Tender Condition"); and

  •
  the expiration or termination of all waiting periods (including all extensions thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the purchase of Shares pursuant to the Offer (the "HSR Condition").

        For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior the Expiration Time are excluded.

        Subject to the applicable rules and regulations of the SEC and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition without the prior written consent of Jamba. See Section 1—"Terms of the Offer," Section 11—"The Merger Agreement; Other Agreements—Terms and Conditions of the Offer" and Section 15—"Conditions of the Offer."

Is the Offer subject to any financing condition?

        No. There is no financing condition to the Offer. See "Introduction," Section 1—"Terms of the Offer" and Section 9—"Source and Amount of Funds."

Do you have the financial resources to pay for all of the Shares that you are offering to purchase in the Offer?

        Yes. We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated by the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Jamba stockholders whose Shares are converted into the right to receive a cash amount equal to Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent related to the Offer and the Merger and (iii) pay for the amounts in respect of outstanding in-the-money Jamba options and other equity awards will be approximately $220 million.

        We expect Parent to provide us with sufficient funds to complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, funded with cash on hand and available borrowing capacity under the VFN Facility (as defined below). Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Parent's or Purchaser's receipt of financing. Purchaser will provide, and Parent will cause Purchaser to provide, to Continental Stock Transfer & Trust Company in its capacity as the paying agent (the "Paying Agent"), on a timely basis, the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer. See Section 9—"Source and Amount of Funds."

Is your financial condition relevant to my decision to tender in the Offer?

        No, we do not think that the financial condition of Purchaser, Parent or their respective affiliates is relevant to your decision whether to tender Shares and accept the Offer because:

  •
  the Offer is being made for all outstanding Shares solely for cash;

  •
  the consummation of the Offer (or the Merger) is not subject to any financing condition;

  •
  we, through Parent, will have sufficient funds available to us to consummate the Offer and the Merger; and

  •
  if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

        See Section 9—"Source and Amount of Funds."

Can the Offer be extended and under what circumstances can or will the Offer be extended?

        Yes, we may extend the Offer beyond its initial Expiration Time, but in no event will we be required or permitted (without the prior written consent of Jamba) to extend the Offer beyond November 29, 2018 (the "Outside Date"). We have agreed in the Merger Agreement that Purchaser will extend the Offer: (i) for any period required by any applicable law or any interpretation or position of the SEC applicable to the Offer, (ii) for periods of up to ten business days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) at the request of Jamba, if as of any then scheduled Expiration Time any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, to permit such Offer Condition to be satisfied. Purchaser may extend the Offer from time to time, in its sole discretion, if, as of any then scheduled Expiration Time, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, for periods of up to ten business days per extension to permit such Offer Condition to be satisfied. See "Introduction," Section 1—"Terms of the Offer" and Section 11—"The Merger Agreement; Other Agreements—Extensions of the Offer" for more details on our ability to extend the Offer.

How will I be notified if the Offer is extended?

        If we extend the Offer, we will inform Continental Stock Transfer & Trust Company (the "Depositary") of that fact and will make a public announcement of the extension not later than 9:00 a.m., Eastern Time, on the next business day after the day of the previously scheduled Expiration Time. See Section 1—"Terms of the Offer."

Will there be a subsequent offering period?

        No. Pursuant to Section 251(h) of the DGCL, we expect the Merger to occur as promptly as practicable following the consummation of the Offer without a subsequent offering period.

Have any stockholders already agreed to tender their Shares in the Offer?

        Yes. Parent and Purchaser have entered into a Tender and Support Agreement (the "Support Agreement") with certain Jamba stockholders (the "Supporting Stockholders"), pursuant to which the Supporting Stockholders have agreed, among other things, to tender all of their Shares in the Offer and take certain other actions in furtherance of the Merger. The Shares subject to the Support Agreement represent approximately 27% of the outstanding Shares as of August 1, 2018.

How long do I have to decide whether to tender in the Offer?

        You will have until the Expiration Time to decide whether to tender your Shares in the Offer, unless we extend the Offer pursuant to the terms of the Merger Agreement or the Offer is earlier terminated. If you cannot deliver everything required to make a valid tender to the Depositary prior to such time, you may be able to use a guaranteed delivery procedure, which is described in Section 3—"Procedures for Accepting the Offer and Tendering Shares." Shares tendered pursuant to guaranteed delivery procedures but not yet delivered in satisfaction of such guarantee will be excluded in calculating whether the Minimum Tender Condition has been satisfied. You are encouraged to deliver your Shares and other required documents to make a valid tender by the Expiration Time. Please give your broker, dealer, commercial bank, trust company or other nominee instructions sufficient time to permit such nominee to tender your Shares by the Expiration Time. See Section 2—"Acceptance for Payment and Payment of Shares" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

How do I tender my Shares?

        If you hold your Shares directly as the registered owner, you can (i) tender your Shares in the Offer by delivering the certificates representing your Shares, together with a completed and signed Letter of Transmittal, with any required signature guarantees, and any other documents required by the Letter of Transmittal, to the Depositary or (ii) tender your Shares by following the procedure for book-entry transfer set forth in Section 3 of this Offer to Purchase, no later than the Expiration Time. If you are the registered owner but your stock certificate is not available or you cannot deliver it to the Depositary before the Offer expires, you may have a limited amount of additional time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the Depositary within two NASDAQ trading days using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the Depositary must receive the missing items within that three trading-day period, and for the tender to be counted toward satisfaction of the Minimum Tender Condition, the Shares must be received by the Depositary prior to the Expiration Time.

        If you hold your Shares in street name through a broker, dealer, commercial bank, trust company or other nominee, you must contact the institution that holds your Shares and give instructions that your Shares be tendered. You should contact the institution that holds your Shares for more details. See "Introduction" and Section 3—"Procedures for Accepting the Offer and Tendering Shares."

Until what time may I withdraw previously tendered Shares?

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Time. Thereafter, tenders of Shares are irrevocable, except that, pursuant to Section 14(d)(5) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), they may also be withdrawn after October 14, 2018, which is the 60th day after the date of the commencement of the Offer, unless such

Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See "Introduction" and Section 4—"Withdrawal Rights."

How do I withdraw previously tendered Shares?

        To withdraw any of your previously tendered Shares, you must deliver a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal, with the required information to the Depositary while you still have the right to withdraw such Shares. If you tendered your Shares by giving instructions to a broker, dealer, commercial bank, trust company or other nominee, you must instruct that nominee to arrange for the withdrawal of your Shares. See "Introduction" and Section 4—"Withdrawal Rights."

If I tender my Shares, when and how will I get paid?

        If the conditions to the Offer as set forth in Section 15—"Conditions of the Offer" are satisfied or waived and Purchaser accepts your Shares for payment, we will pay you the Offer Price, which is an amount equal to the number of Shares you validly tendered in the Offer multiplied by $13.00 in cash, without interest, less any applicable withholding taxes promptly (and in any event within three business days) following the Expiration Time. See Section 2—"Acceptance for Payment and Payment of Shares."

If I decide not to tender, how will the Offer affect my Shares?

        If you decide not to tender your Shares pursuant to the Offer and the Merger occurs as described herein, you will receive as a result of the Merger the right to receive the same amount of cash per Share as if you had tendered your Shares pursuant to the Offer, without interest and less any applicable withholding taxes.

        Subject to certain conditions, if we purchase Shares in the Offer, we are obligated under the Merger Agreement to cause the Merger to occur.

        Because the Merger will be governed by Section 251(h) of the DGCL, assuming the requirements of Section 251(h) of the DGCL are met, no stockholder vote by the stockholders of Jamba will be required in connection with the consummation of the Merger. We do not expect there to be significant time between the consummation of the Offer and the consummation of the Merger. See Section 13—"Certain Effects of the Offer."

Will the Offer be followed by a Merger if all the Shares are not tendered?

        If the Offer is consummated and Purchaser acquires a majority of the outstanding Shares, then, in accordance with the terms of the Merger Agreement, Jamba will complete the Merger without a vote of the stockholders to adopt the Merger Agreement and consummate the Merger pursuant to Section 251(h) of the DGCL. Pursuant to the Merger Agreement, if the Minimum Tender Condition is not satisfied, Purchaser is not required to pay for and may delay the acceptance for payment of any Shares tendered pursuant to the Merger Agreement.

        Pursuant to the Merger Agreement, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba, with Jamba continuing as the Surviving Corporation in the Merger and thereby becoming a wholly owned subsidiary of Parent. As a result of the Merger, each outstanding Share immediately prior to the Effective Time (other than Shares (i) owned by Jamba as treasury stock, (ii) owned by Parent, Purchaser or any wholly owned subsidiary of Parent or Jamba and (iii) held by Jamba stockholders who properly demand and do not lose or withdraw their appraisal rights under Delaware law) will be converted automatically into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. Following the Merger, Jamba will cease to be a publicly traded company. See "Introduction" and Section 11—"The Merger Agreement; Other Agreements—Merger Consideration."

Upon the successful consummation of the Offer, will Jamba continue as a public company?

        If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, Parent intends to cause Jamba to delist the Shares from NASDAQ. In addition, Parent intends and will cause Jamba to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met. See Section 12—"Purpose of the Offer; Plans for Jamba" and Section 13—"Certain Effects of the Offer."

Are appraisal rights available in either the Offer or the Merger?

        No appraisal rights will be available to you in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders will be entitled to appraisal rights in connection with the Merger with respect to Shares not tendered in the Offer if such stockholders properly perfect their right to seek appraisal under the DGCL. See Section 16—"Certain Legal Matters; Regulatory Approvals—Dissenters' Rights."

What is the market value of my Shares as of a recent date?

        On August 1, 2018, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $11.18. On August 14, 2018, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $12.95. The Offer Price represents a premium of approximately 16.3% to the reported closing sales price of the Shares on NASDAQ on the last full trading day before the Merger Agreement was executed. The Offer Price also represents a premium of approximately 16.9% to the volume-weighted average price of the Shares on NASDAQ over the one-month period ended on August 1, 2018; and a premium of approximately 45.4% to the volume-weighted average price of the Shares on NASDAQ over the one-year period ended on August 1, 2018. We encourage you to obtain a recent quotation for Shares in deciding whether to tender your Shares. See Section 6—"Price Range of Shares; Dividends."

What will happen to my stock options in the Offer?

        The Offer is made only for Shares and is not being made for any outstanding options to acquire Shares ("Options"). Pursuant to the Merger Agreement, upon consummation of the Merger, each Option outstanding as of such time will vest in full (except for outstanding Options subject to performance-based vesting, which will vest only to the extent performance goals are achieved) and, subject in respect of each unvested Option to such holder's execution and delivery of stock award cancellation and release letter, be canceled and converted into the right to receive (A) the product of (i) the excess, if any, of the Offer Price over the applicable exercise price per Share otherwise issuable upon exercise of such Option, multiplied by (ii) the number of Shares subject to such Option, less (B) any applicable withholding taxes. See Section 11—"The Merger Agreement; Other Agreements—Treatment and Payment of Jamba Equity Awards."

What will happen to my restricted stock units in the Offer?

        The Offer is made only for Shares and is not being made for any Jamba restricted stock unit awards (including but not limited to time-based restricted stock units, performance-based restricted stock units, and market-based restricted stock units) ("RSUs"). Pursuant to the Merger Agreement, upon consummation of the Merger, each RSU will vest in full (except for RSUs subject to performance-based vesting, which will vest only to the extent performance goals are achieved), and, subject in respect of each unvested RSU to such holder's execution and delivery of stock award cancellation and release letter, be canceled and converted into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. See Section 11—"The Merger Agreement; Other Agreements—Treatment and Payment of Jamba Equity Awards."

What will happen to my restricted stock in the Offer?

        Pursuant to the Merger Agreement, immediately prior to the Acceptance Time (as defined below), each Jamba restricted stock award ("Restricted Stock," and together with the Options and RSUs, "Jamba Equity Awards") will, subject in respect of each unvested share of Restricted Stock to such holder's execution and delivery of stock award cancellation and release letter, immediately and fully vest (except for Restricted Stock subject to performance-based vesting, which will vest only to the extent performance goals are achieved) such that Jamba's right of reacquisition or repurchase, as applicable, shall lapse in full effective immediately prior to, and contingent upon, the consummation of the Offer, and as of the Acceptance Time, each Share of Restricted Stock shall be treated as an outstanding Share for purposes of the Merger Agreement, including for purposes of tendering pursuant to the Offer. See Section 11—"The Merger Agreement; Other Agreements—Treatment and Payment of Jamba Equity Awards."

What are the United States federal income tax consequences of the Offer and the Merger?

        In general, the receipt of cash by you in exchange for your Shares pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. You are urged to consult your tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares in the Merger in light of your particular circumstances (including the application and effect of any state, local or non-U.S. laws). See Section 5—"Certain United States Federal Income Tax Consequences" for a discussion of certain United States federal income tax consequences of tendering Shares pursuant to the Offer or exchanging Shares in the Merger.

Who should I talk to if I have additional questions about the Offer?

        You may call Okapi Partners LLC, the Information Agent for the Offer, toll-free at 855-208-8901. Banks and brokers may call collect at 212-297-0720.

INTRODUCTION

To the Holders of Jamba Shares of Common Stock:

        Jay Merger Sub, Inc. ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Focus Brands Inc., ("Parent"), a Delaware corporation, is offering to purchase, subject to certain conditions, including the satisfaction of the Minimum Tender Condition (as defined below), any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the "Shares"), of Jamba, Inc., a Delaware corporation ("Jamba"), at a price of $13.00 per Share, without interest (the "Offer Price"), net to the seller in cash, less any applicable withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal (the "Letter of Transmittal" and which, together with this Offer to Purchase and other related materials, as each may be amended or supplemented from time to time, constitutes the "Offer"). The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018 (the "Expiration Time," unless the Offer is extended, in which event the term "Expiration Time" means the latest time and date on which the Offer, so extended, expires), unless the Offer is earlier terminated. See Section 1—"Terms of the Offer."

        Tendering stockholders who are record owners of their Shares and tender directly to Continental Stock Transfer & Trust Company, as depositary for the Offer (the "Depositary"), will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or nominee should consult such institution as to whether it charges any service fees. Parent or Purchaser will pay all charges and expenses of the Depositary, and Okapi Partners LLC, as information agent for the Offer (the "Information Agent"), incurred in connection with the Offer. See Section 17—"Fees and Expenses."

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the HSR Condition. The "Minimum Tender Condition" requires that the number of Shares validly tendered in accordance with the terms of the Offer and "received" (as defined in Section 251(h)(6) of the DGCL), and not validly withdrawn, together with any Shares owned by Purchaser or its affiliates, equals at least a majority of the outstanding Shares as of the Expiration Time. For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not yet been received are excluded. The "HSR Condition" requires that all waiting periods (including all extensions thereof) applicable to the purchase of Shares pursuant to the Offer under the HSR Act will have expired or been terminated. The Offer is also subject to other conditions described in Section 15—"Conditions of the Offer."

        Subject to the applicable rules and regulations of the U.S. Securities and Exchange Commission (the "SEC") and the terms of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the condition that the Merger Agreement has not been terminated in accordance with its terms (the "Termination Condition") without the prior written consent of Jamba. See Section 1—"Terms of the Offer" and Section 15—"Conditions of the Offer."

        We are making the Offer pursuant to the Agreement and Plan of Merger, dated as of August 1, 2018 (as it may be amended from time to time, the "Merger Agreement"), by and among Jamba, Parent and Purchaser. The Merger Agreement provides, among other things, that, as soon as practicable following the consummation of the Offer, Purchaser will be merged with and into Jamba (the "Merger") under the General Corporation Law of the State of Delaware (as amended, the "DGCL"), with Jamba continuing as the surviving corporation (the "Surviving Corporation") in the

Merger and thereby becoming a wholly owned subsidiary of Parent. See "Introduction" and Section 1—"Terms of the Offer."

        Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a tender offer for a publicly listed Delaware corporation, the stock irrevocably accepted for purchase pursuant to such tender offer and received by the depositary prior to the expiration of such tender offer, plus the stock otherwise owned by the consummating corporation equals at least the percentage of the stock, and of each class or series thereof, of the target corporation that would otherwise be required to adopt a merger agreement under the DGCL or the target corporation's certificate of incorporation, and each outstanding share of each class or series of stock that is the subject of such tender offer and is not irrevocably accepted for purchase in the offer is to be converted in such merger into the right to receive the same amount and kind of consideration to be paid for shares of such class or series of stock irrevocably accepted for purchase in such tender offer, the consummating corporation my effect a merger without a vote of the stockholders of the target corporation. Accordingly, if the Offer is consummated and the number of Shares validly tendered in accordance with the terms of the Offer and not validly withdrawn prior to the Expiration Time, together with any Shares owned by Purchaser or its affiliates, equals at least a majority of the outstanding Shares, Jamba does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) also requires that the merger agreement provide that such merger shall be effected as soon as practicable following the consummation of the tender offer. Therefore, the parties have agreed that, subject to the condition specified in the Merger Agreement, the Merger will become effective as soon as practicable after (but on the same day as) the consummation of the Offer after the satisfaction or waiver of the condition to the Merger set forth in the Merger Agreement (except if such condition shall not be satisfied or waived by such date, in which case no later than the first business day on which such condition is satisfied), without a vote of the stockholders of Jamba, in accordance with Section 251(h) of the DGCL. See Section 11—"Purpose of the Offer and Plans for Jamba; Transaction Documents."

        As a result of the Merger, each outstanding Share immediately prior to the Effective Time (other than Shares (i) owned by Jamba as treasury stock, (ii) owned by Parent, Purchaser or any wholly owned subsidiary of Parent or Jamba and (iii) held by Jamba stockholders who properly demand and do not lose or withdraw their appraisal rights under Delaware law) will be converted automatically into the right to receive the Offer Price in cash, without interest and less any applicable withholding taxes. All shares converted into the right to receive the Offer Price will be canceled and cease to exist. Following the Merger, Jamba will cease to be a publicly traded company. See Section 11—"The Merger Agreement; Other Agreements—Merger Consideration" and Section 12—"Purpose of the Offer; Plans for Jamba."

        The Jamba Board has duly (i) declared that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to, and in the best interests of, Jamba and its stockholders; (ii) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopted and approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approved the execution, delivery and performance by Jamba of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; and (v) recommended that Jamba's stockholders accept the Offer and tender their Shares pursuant to the Offer.

        A more complete description of the Jamba Board's reasons for authorizing and approving the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, is set forth in the Solicitation/Recommendation Statement on Schedule 14D-9 of Jamba (which, together with any exhibits and annexes attached thereto, we refer to as the "Schedule 14D-9"), that is being furnished by Jamba to stockholders in connection with the Offer together with this Offer to Purchase.

Jamba stockholders should carefully read the information set forth in the Schedule 14D-9, including the information set forth under the sub-headings "Background of the Offer" and "Reasons for Recommendation." See Section 11—"The Merger Agreement; Other Agreements—Recommendation."

        Jamba has advised Parent and Purchaser that, as of the close of business on August 10, 2018, there were 15,663,317 Shares outstanding.

        The Merger is subject to the satisfaction or waiver of certain conditions, including there being no judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition, in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation of either. In addition, Purchaser must have accepted for payment and paid for all Shares validly tendered and not validly withdrawn pursuant to the Offer.

        Pursuant to the Merger Agreement, as of the time the Merger becomes effective (the "Effective Time"), the directors of Purchaser as of immediately prior to the Effective Time will become the only directors of the Surviving Corporation, and the officers of Jamba immediately prior to the Effective Time remain as officers of the Surviving Corporation. See Section 11—"The Merger Agreement; Other Agreements—Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation."

        No appraisal rights are available in connection with the Offer. However, if we accept Shares in the Offer and the Merger is completed, stockholders may be entitled to appraisal rights in connection with the Merger if they do not tender Shares in the Offer and comply with the applicable procedures described under Section 262 of the DGCL. Such stockholder will not be entitled to receive the Offer Price (without interest and less any applicable withholding taxes), but instead will be entitled to receive only those rights provided under Section 262 of the DGCL. Stockholders must properly perfect their right to seek appraisal under the DGCL in connection with the Merger in order to exercise appraisal rights. See Section 16—"Certain Legal Matters; Regulatory Approvals—Appraisal Rights."

        Certain United States federal income tax consequences of the tender of Shares in the Offer and the exchange of Shares pursuant to the Merger are described in Section 5—"Certain United States Federal Income Tax Consequences."

        This Offer to Purchase, the Letter of Transmittal and other documents to which this Offer to Purchase refers contain important information that should be read carefully before any decision is made with respect to the Offer.

THE TENDER OFFER

1.     Terms of the Offer.

        The Offer and withdrawal rights will expire at one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018, unless the Offer is extended or earlier terminated.

        Upon the terms and subject to the satisfaction, or to the extent permitted, waiver of the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), Purchaser will promptly after the Expiration Time accept for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time (as permitted under Section 4—"Withdrawal Rights"), and will pay for such Shares promptly (and in any event within three business days) after the Expiration Time.

        The date and time of the Purchaser's initial acceptance for payment of all Shares validly tendered and not validly withdrawn pursuant to the Offer is referred to as "Acceptance Time."

        The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, the satisfaction of the Minimum Tender Condition and the HSR Condition. For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior to the Expiration Time are excluded. The Offer is also subject to other conditions described in Section 15—"Conditions of the Offer." Subject to the applicable rules and regulations of the SEC and the terms and conditions of the Merger Agreement, any of the conditions to the Offer may be waived by Parent and Purchaser in whole or in part, at any time and from time to time, in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or the Termination Condition without the prior written consent of Jamba. See Section 15—"Conditions of the Offer."

        We expressly reserve the right, in our sole discretion, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC, not to accept for payment any Shares if, at the Expiration Time, any of the conditions to the Offer have not been satisfied. See Section 15—"Conditions of the Offer." Under certain circumstances, we may terminate the Merger Agreement and the Offer. See Section 11—"The Merger Agreement; Other Agreements—Termination of the Merger Agreement."

        Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Expiration Time, but in no event will we be required or permitted (without the prior written consent of Jamba) to extend the Offer beyond the Outside Date. We have agreed in the Merger Agreement that Purchaser will extend the Offer: (i) for any period required by any applicable law or any interpretation or position of the SEC applicable to the Offer, (ii) for periods of up to ten business days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) at the request of Jamba, if as of any then scheduled Expiration Time any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, to permit such Offer Condition to be satisfied. Purchaser may extend the Offer from time to time, in its sole discretion, if, as of any then scheduled Expiration Time, any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, for periods of up to ten business days per extension to permit such Offer Condition to be satisfied.

        Pursuant to the Merger Agreement, Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any Offer Condition or waive or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that they are not permitted to (i) reduce the Offer Price, (ii) waive, amend or modify the Minimum Tender Condition or the Termination Condition, (iii) impose conditions or requirements to the Offer in addition to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to the holders of the Shares, (iv) extend or otherwise amend or modify the Expiration Time (other than in accordance with the terms of the Merger Agreement), (v) terminate the Offer (other than in accordance with the terms of the Merger Agreement), (vi) change the form of consideration payable in the Offer, (vii) provide any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (viii) decrease the number of Shares sought to be purchased in the Offer.

        If, subject to the terms of the Merger Agreement, we make a material change in the terms of the Offer or the information concerning the Offer or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(d)(1), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC's view, an offer to purchase should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and with respect to a change in price or a change in percentage of securities sought, a minimum 10 business day period generally is required to allow for adequate dissemination to stockholders and investor response. Accordingly, if, prior to the Expiration Time, Purchaser decreases the number of Shares being sought or changes the Offer Price, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

        If, on or before the Expiration Time, we increase the consideration being paid for Shares accepted for payment in the Offer, such increased consideration will be paid to all stockholders whose Shares are purchased in the Offer, whether or not such Shares were tendered before the announcement of the increase in consideration.

        If we extend the Offer, are delayed in our acceptance for payment of or payment (whether before or after our acceptance for payment for Shares) for Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights." However, our ability to delay the payment for Shares that we have accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires us to promptly pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of the Offer.

        Any extension, delay, termination, waiver or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled Expiration Time. Subject to applicable law (including Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which Purchaser may choose to make any public announcement, Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to a national news service. As used in this Offer to Purchase, "business day" means any day other than a Saturday, a Sunday or a federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time (provided that when used in reference to the Merger

Agreement, "business day" means any day other than a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the City of New York).

        Under no circumstances will interest be paid on the Offer Price for the Shares, regardless of any extension of the Offer or any delay in making payment for the Shares.

        As soon as practicable following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will complete the Merger without a vote of the stockholders of Jamba to adopt the Merger Agreement and consummate the Merger in accordance with Section 251(h) of the DGCL.

        Jamba has provided Purchaser with Jamba's stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, Letter of Transmittal and other Offer related materials to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Jamba's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.     Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the Offer (set forth in Section 15—"Conditions of the Offer"), promptly after the Expiration Time, we will accept for payment all Shares validly tendered and not validly withdrawn prior to the Expiration Time, and we will pay for such Shares promptly (and in any event within three business days) after the Expiration Time.

        Subject to compliance with Rule 14e-1(c) under the Exchange Act, we expressly reserve the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16—"Certain Legal Matters; Regulatory Approvals."

        In all cases, we will pay for Shares tendered and accepted for payment pursuant to the Offer only after timely receipt by the Depositary of (i) the certificates evidencing such Shares (the "Certificates") or confirmation of a book-entry transfer of such Shares (a "Book-Entry Confirmation") into the Depositary's account at The Depositary Trust Company ("DTC") pursuant to the procedures set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming a part of a Book-Entry Confirmation, that states that DTC has received an express acknowledgment from the participant in DTC tendering the Shares that are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

        For purposes of the Offer, we will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not validly withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Paying Agent who will receive payments from us and transmit such payments to tendering stockholders whose Shares have been accepted for payment. If we extend the Offer, are delayed in our acceptance for payment of

Shares or are unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on our behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein under Section 4—"Withdrawal Rights" and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will we pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

        If any tendered Shares are not accepted for payment for any reason pursuant to the terms and subject to the conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at DTC pursuant to the procedure set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," such Shares will be credited to an account maintained at DTC), promptly following the expiration or termination of the Offer.

        If, prior to the Expiration Time, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to holders of all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

3.     Procedures for Accepting the Offer and Tendering Shares.

        Valid Tenders.    In order for a stockholder to validly tender Shares pursuant to the Offer, the Letter of Transmittal, duly completed and validly executed in accordance with the instructions set forth therein, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary at such address or (ii) such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case prior to the Expiration Time.

        Book-Entry Transfer.    The Depositary will establish an account with respect to the Shares at DTC for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make a book-entry delivery of Shares by causing DTC to transfer such Shares into the Depositary's account at DTC in accordance with DTC's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at DTC, either the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary at the address set forth on the back cover of this Offer to Purchase prior to the Expiration Time. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Guaranteed Delivery.    If you wish to tender Shares pursuant to the Offer and cannot deliver such Shares and all other required documents to the Depositary by the Expiration Time or cannot complete the procedure for delivery by book-entry transfer on a timely basis, you may nevertheless tender such Shares if all of the following conditions are met:

  •
  such tender is made by or through an Eligible Institution (as defined below);

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  a properly completed and duly executed Notice of Guaranteed Delivery in the form provided by us with this Offer to Purchase is received by the Depositary (as provided below) by the Expiration Time; and

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  the Certificates for all such validly tendered Shares (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at the book-entry transfer facility), together with a properly completed and duly executed Letter of Transmittal together with any required signature guarantee (or an Agent's Message) and any other required documents, are received by the Depositary within two NASDAQ trading days after the date of execution of the Notice of Guaranteed Delivery.

        The Notice of Guaranteed Delivery may be transmitted by overnight courier or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice. Shares tendered by a Notice of Guaranteed Delivery will not be deemed validly tendered for purposes of satisfying the Minimum Tender Condition unless Shares underlying such Notice of Guaranteed Delivery are delivered to the Depositary prior to the Expiration Time.

        Guarantee of Signatures.    No signature guarantee is required on the Letter of Transmittal if:

  •
  the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section 3, includes any participant in DTC's systems whose name appears on a security position listing as the owner of the Shares) of the Shares tendered therewith, unless such registered holder has completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal; or

  •
  the Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a member in good standing of the Securities Transfer Agents Medallion Program or any other "eligible guarantor institution," as such term is defined in Rule 17Ad-15 of the Exchange Act (each an "Eligible Institution" and, collectively, "Eligible Institutions").

        In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Certificate not accepted for payment or not tendered is to be issued in, the name of a person other than the registered holder, then the Certificate must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name of the registered holder appears on the Certificate, with the signature on such Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

        Notwithstanding any other provision of the Offer, payment for Shares accepted pursuant to the Offer will in all cases only be made after timely receipt by the Depositary of (i) Certificates evidencing such Shares or a Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at DTC pursuant to the procedures set forth in this Section 3, (ii) the Letter of Transmittal, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

        The method of delivery of Certificates, the Letter of Transmittal and all other required documents, including delivery through DTC, is at the sole option and risk of the tendering stockholder, and the delivery of all such documents will be deemed made (and the risk of loss and the title of Certificates will pass) only when actually received by the Depositary (including, in the case of a book-entry transfer, receipt of a Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery prior to the Expiration Time.

        Irregularities.    The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered, as specified in the Letter of Transmittal. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us upon the terms, and subject to the conditions, of the Offer (and if the Offer is extended or amended, the terms of, or the conditions to, any such extension or amendment).

        Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion. We reserve the absolute right to reject any and all tenders determined by us not to be in proper form or the acceptance for payment of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been waived or cured within such time as Purchaser will determine. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders or incur any liability for failure to give any such notice. Interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be determined by us in our sole discretion.

        Appointment.    By executing the Letter of Transmittal as set forth above, the tendering stockholder will irrevocably appoint designees of Purchaser as such stockholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, we accept for payment Shares tendered by such stockholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such stockholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such stockholder (and, if given, will not be deemed effective). The designees of Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of Jamba's stockholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. We reserve the right to require that, in order for Shares to be deemed validly tendered, immediately upon our acceptance for payment of such Shares, Purchaser or its designees must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of Jamba's stockholders.

        Information Reporting and Backup Withholding.    Payments made to stockholders of Jamba in the Offer or the Merger generally will be subject to information reporting and may be subject to backup withholding. To avoid backup withholding, U.S. stockholders that do not otherwise establish an exemption should complete and return the U.S. Internal Revenue Service (the "IRS") Form W-9 included in the Letter of Transmittal, certifying that (i) such stockholder is a United States person, (ii) the taxpayer identification number provided by such stockholder is correct, and (iii) such stockholder is not subject to backup withholding. Foreign stockholders should submit a properly completed and signed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or other appropriate IRS Form W-8, a copy of which may be obtained from the Depositary or the IRS website at www.irs.gov, in order to avoid backup withholding. Such stockholders are urged to consult their own tax advisors to determine which Form W-8 is appropriate.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a stockholder's United States federal income tax liability, provided the required information is timely furnished in the appropriate manner to the IRS.

4.     Withdrawal Rights.

        Shares tendered pursuant to the Offer may be withdrawn at any time prior to one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018, unless the Offer is extended, in which case you can withdraw your Shares at any time by the then extended date. You can also withdraw your Shares at any time after October 14, 2018, which is the 60th day after the date of commencement of the Offer, unless such Shares have already been accepted for payment by Purchaser pursuant to the Offer and not validly withdrawn.

        For a withdrawal to be effective, a written (or, with respect to Eligible Institutions, a facsimile transmission) notice of withdrawal must be timely received by the Depositary at the address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3—"Procedures for Accepting the Offer and Tendering Shares," any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

        Withdrawals of Shares may not be rescinded. Any Shares validly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in Section 3—"Procedures for Accepting the Offer and Tendering Shares" at any time prior to the Expiration Time.

        We will determine, in our sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and our determination will be final and binding. None of Parent, Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5.     Certain United States Federal Income Tax Consequences.

        The following is a summary of the material United States federal income tax consequences to beneficial owners of Shares upon the tender of Shares for cash pursuant to the Offer and the exchange of Shares for cash pursuant to the Merger. This summary is general in nature and does not discuss all aspects of United States federal income taxation that may be relevant to a holder of Shares in light of its particular circumstances. In addition, this summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of United States federal tax law other than income taxation. This summary deals only with Shares held as capital assets within the meaning of Section 1221 of the United States Internal Revenue Code of 1986, as amended (the "Code") (generally, property held for investment), and does not address tax considerations applicable to any holder of Shares that may be subject to special treatment under the United States federal income tax laws, including:

  •
  a bank or other financial institution;

  •
  a tax-exempt organization;

  •
  a retirement plan or other tax-deferred account;

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  a partnership, an S corporation or other pass-through entity (or an investor in a partnership, S corporation or other pass-through entity);

  •
  an insurance company;

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  a mutual fund;

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  a real estate investment trust;

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  a dealer or broker in stocks and securities, or currencies;

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  a trader in securities that elects mark-to-market treatment;

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  a holder of Shares subject to the alternative minimum tax provisions of the Code;

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  a holder of Shares that received the Shares through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

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  a person that has a functional currency other than the United States dollar;

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  a person that holds the Shares as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

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  a United States expatriate;

  •
  any holder of Shares that beneficially owns, actually or constructively, or at some time during the five-year period ending on the date of the exchange has beneficially owned, actually or constructively, more than 5% of the total fair market value of the Shares;

  •
  certain former citizens or residents of the United States;

  •
  controlled foreign corporations;

  •
  passive foreign investment companies; or

  •
  corporations that accumulate earnings to avoid United States federal income tax.

        If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds Shares, the tax treatment of a holder that is a partner (including any owner of an interest in an entity or arrangement treated as a partnership for United States federal income tax purposes) in the partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. Such holders are urged to consult their own tax advisors regarding the tax consequences of tendering the Shares in the Offer or exchanging their Shares pursuant to the Merger.

        This summary is based on the Code, the U.S. Department of Treasury regulations promulgated under the Code (the "Treasury Regulations"), and rulings and judicial decisions, all as in effect as of the date of this Offer to Purchase, and all of which are subject to change or differing interpretations at any time, with possible retroactive effect. We have not sought, and do not intend to seek, any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and no assurance can be given that the IRS will agree with the views expressed herein, or that a court will not sustain any challenge by the IRS in the event of litigation.

        The discussion set out in this Offer to Purchase is intended only as a summary of the material United States federal income tax consequences to a holder of Shares. We urge you to consult your own tax advisor with respect to the specific tax consequences to you in connection with the Offer and the

Merger in light of your own particular circumstances, including federal estate, gift and other non-income tax consequences, and tax consequences under state, local or non-U.S. tax laws.

United States Holders

        For purposes of this discussion, the term "United States Holder" means a beneficial owner of Shares that is, for United States federal income tax purposes:

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  a citizen or resident of the United States;

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  a corporation (or any other entity or arrangement treated as a corporation for United States federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

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  a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) the trust has validly elected to be treated as a "United States person" under applicable Treasury Regulations.

Payments with Respect to Shares

        The tender of Shares in the Offer for cash or the exchange of Shares pursuant to the Merger for cash will be a taxable transaction for United States federal income tax purposes, and a United States Holder who receives cash for Shares pursuant to the Offer or pursuant to the Merger will recognize gain or loss, if any, equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Shares tendered or exchanged therefor. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction). Such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if such United States Holder's holding period for the Shares is more than one year at the time of the exchange. Long-term capital gain recognized by an individual holder generally is subject to tax at a lower rate than short-term capital gain or ordinary income. There are significant limitations on the deductibility of capital losses.

Net Investment Income Tax

        An additional 3.8% tax will be imposed on the "net investment income" of certain United States citizens and resident aliens, and on the undistributed "net investment income" of certain estates and trusts. Among other items, "net investment income" generally includes gross income from dividends and net gain from the disposition of property, such as Shares, less certain deductions. You are urged to consult your tax advisor with respect to this additional tax.

Backup Withholding Tax

        Proceeds from the tender of Shares in the Offer or the exchange of Shares pursuant to the Merger generally will be subject to backup withholding tax at the applicable rate (currently, 24%) unless the applicable United States Holder or other payee provides a valid taxpayer identification number and complies with certain certification procedures (generally, by providing a properly completed IRS Form W-9) or otherwise establishes an exemption from backup withholding tax. Any amounts withheld under the backup withholding tax rules from a payment to a United States Holder will be allowed as a credit against that holder's United States federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS. Each United States Holder should complete and sign the IRS Form W-9, which will be included with the Letter of

Transmittal to be returned to the Depositary, to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the Depositary.

Non-United States Holders

        The following is a summary of the material United States federal income tax consequences that will apply to you if you are a non-United States Holder of Shares. The term "non-United States Holder" means a beneficial owner of Shares that is not a United States Holder or a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes).

        The following discussion applies only to non-United States Holders, and assumes that no item of income, gain, deduction or loss derived by the non-United States Holder in respect of Shares at any time is effectively connected with the conduct of a United States trade or business.

Payments with Respect to Shares

        Payments made to a non-United States Holder with respect to Shares tendered for cash in the Offer or exchanged for cash pursuant to the Merger generally will be exempt from United States federal income tax. However, if the non-United States Holder is an individual who was present in the United States for 183 days or more in the taxable year of the exchange and certain other conditions are met, such holder will be subject to tax at a flat rate of 30% (or such lower rate as may be specified under an applicable income tax treaty) on any gain from the exchange of the Shares, net of applicable United States-source losses from sales or exchanges of other capital assets recognized by the holder during the year.

Backup Withholding Tax

        A non-United States Holder may be subject to backup withholding tax with respect to the proceeds from the disposition of Shares pursuant to the Offer or pursuant to the Merger, unless, generally, the non-United States Holder certifies under penalties of perjury on an appropriate IRS Form W-8 that such non-United States Holder is not a United States person, or the non-United States Holder otherwise establishes an exemption in a manner satisfactory to the Depositary.

        Any amounts withheld under the backup withholding tax rules will be allowed as a refund or a credit against the non-United States Holder's United States federal income tax liability, provided the required information is timely furnished to the IRS.

        The foregoing summary does not discuss all aspects of United States federal income taxation that may be relevant to particular holders of Shares. You are urged to consult your own tax advisor about the particular tax consequences to you of tendering your Shares in the Offer or exchanging your Shares pursuant to the Merger under any federal, state, local, non-U.S. or other laws.

6.     Price Range of Shares; Dividends.

        The Shares are listed on NASDAQ, under the symbol "JMBA." Jamba has advised Parent that, as of the close of business on August 10, 2018, 15,663,317 Shares were outstanding. The Shares have been listed on the NASDAQ since July 6, 2005.

        The following table sets forth the high and low sales prices per Share as reported on NASDAQ for the periods indicated:

	High	Low	Cash Dividends Declared
Fiscal Year 2018:
First Quarter	$9.51	$7.01	—
Second Quarter	11.25	8.40	—
Third Quarter (through August 14, 2018)	13.00	10.46	—
Fiscal Year 2017:
First Quarter	$10.58	$8.76	—
Second Quarter	8.93	6.71	—
Third Quarter	10.38	7.40	—
Fourth Quarter	9.02	7.19	—
Fiscal Year 2016:
First Quarter	$13.82	$11.37	—
Second Quarter	13.62	9.94	—
Third Quarter	11.62	9.95	—
Fourth Quarter	11.05	9.25	—

        On August 1, 2018, the last full trading day before the public announcement of the execution of the Merger Agreement, the reported closing sales price of the Shares on NASDAQ was $11.18. On August 14, 2018, the last full trading day before the commencement of the Offer, the reported closing sales price of the Shares on NASDAQ was $12.95. The Offer Price represents a premium of approximately 16.3% to the reported closing sales price of the Shares on NASDAQ on the last full trading day before the Merger Agreement was executed. The Offer Price also represents a premium of approximately 16.9% to the volume-weighted average price of the Shares on NASDAQ over the one-month period ended on August 1, 2018; and a premium of approximately 45.4% to the volume-weighted average price of the Shares on NASDAQ over the one-year period ended on August 1, 2018. Stockholders are urged to obtain current market quotations for Shares before making a decision with respect to the Offer.

        The Merger Agreement provides that, from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, except with the prior written consent of Parent, Jamba will not declare, set aside or pay any dividend on, or make any other distribution in respect of any shares of its capital stock, including the Shares (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Jamba to its parent).

7.     Certain Information Concerning Jamba.

        Except as specifically set forth herein, the information concerning Jamba contained in this Offer to Purchase has been taken from, or is based upon, information furnished by Jamba or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to Jamba's public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information.

        General.    The following description of Jamba and its business has been taken from Jamba's Quarterly Report on Form 10-Q for the quarterly period ended July 3, 2018, and is qualified in its entirety by reference to such Quarterly Report on Form 10-Q.

        Jamba consummated its initial public offering in July 2005. On November 29, 2006, Jamba consummated the merger with Jamba Juice Company whereby Jamba Juice Company, which first began operations in 1990, became its wholly owned subsidiary.

        Jamba through its wholly-owned subsidiary, Jamba Juice Company ("the Company"), is a healthful lifestyle brand that inspires and simplifies healthful living through freshly blended whole fruit and vegetable smoothies, bowls, juices, cold-pressed shots, boosts, snacks, and meal replacements. Jamba's global business is driven by a portfolio of franchised and company-owned Jamba Juice® stores.

        As of July 3, 2018, there were 848 Jamba Juice stores globally, consisting of 51 Company-owned and operated stores ("Company Stores"), 737 franchisee-owned and operated stores ("Franchise Stores") in the United States and 60 Franchise Stores in international locations ("International Stores").

        Jamba's principal executive offices are located at 3001 Dallas Parkway, Suite 140, Frisco, Texas 75034, and its telephone number is (469) 294-9600. Jamba's internet address is http://www.jambajuice.com. The information on Jamba's website is not a part of this Offer to Purchase and is not incorporated by reference into this Offer to Purchase.

        Available Information.    The Shares are registered under the Exchange Act. Accordingly, Jamba is subject to the information reporting requirements of the Exchange Act and is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning Jamba's directors and officers, their remuneration, stock options and other equity awards granted to them, the principal holders of Jamba's securities, any material interests of such persons in transactions with Jamba and other matters is required to be disclosed in proxy statements. Such reports, proxy statements and other information are available on www.sec.gov.

        Jamba's Financial Projections.    Jamba provided Parent with certain internal financial projections as described in Jamba's Schedule 14D-9, which will be filed with the SEC and is being mailed to Jamba's stockholders contemporaneously with this Offer to Purchase.

8.     Certain Information Concerning Parent and Purchaser.

        Purchaser.    Jay Merger Sub, Inc., a Delaware corporation, is a wholly owned subsidiary of Parent and was formed solely for the purpose of facilitating the acquisition of Jamba by Parent. To date, Purchaser has not carried on any activities other than those related to its formation, the Offer and the Merger. Upon consummation of the proposed Merger, Purchaser will merge with and into Jamba and will cease to exist, with Jamba continuing as the Surviving Corporation. The business address for Purchaser is: 5620 Glenridge Dr. NE, Atlanta, Georgia 30342. The business telephone number for Purchaser is (404) 255-3250.

        Parent.    Parent, a Delaware corporation, is a developer of multi-channel food service brands. Parent's affiliated brands are the franchisors and operators of over 5,000 ice cream shops, bakeries, restaurants, and cafés in over 50 countries under the brand names Carvel®, Cinnabon®, Schlotzsky's®, Moe's Southwest Grill®, Auntie Anne's®, McAlister's Deli®, and Seattle's Best Coffee® on certain military bases and in certain international markets. Parent's strategy is to develop owned and acquired food service brands through a repeatable operating model that leverages the core franchise business into multiple distribution channels, including licensing, consumer products, and ecommerce.

        Parent's principal executive offices are located at 5620 Glenridge Dr. NE, Atlanta, Georgia 30342, and its business telephone number is (404) 255-3250. Parent's internet address is http://www.focusbrands.com. Parent is an indirect, majority owned subsidiary of Roark Capital GenPar, LLC ("Roark").

        Additional Information.    The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent, Purchaser and Roark are listed in Schedule I to this Offer to Purchase.

        During the last five years, none of Parent, Purchaser or Roark or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of such laws.

        Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, (i) none of Parent, Purchaser or Roark or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Parent, Purchaser or Roark, or any of the persons so listed, beneficially owns or has any right to acquire, directly or indirectly, any Shares and (ii) none of Parent, Purchaser or Roark, or, to the best knowledge of Parent and Purchaser, any of the persons or entities referred to in Schedule I hereto nor any director, executive officer or subsidiary of any of the foregoing, has effected any transaction in respect of any Shares during the past 60 days. Except as provided in the Merger Agreement or as otherwise described in this Offer to Purchase, none of Parent, Purchaser or Roark, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Jamba (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations).

        Except as set forth in this Offer to Purchase, none of Parent, Purchaser or Roark, or, to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I hereto, has had any business relationship or transaction with Jamba or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer.

        Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Parent, Purchaser or Roark, or to the best knowledge of Parent and Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Jamba or its subsidiaries, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets during the past two years.

        Available Information.    Pursuant to Rule 14d-3 under the Exchange Act, we have filed with the SEC a Tender Offer Statement on Schedule TO (as amended, the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, as well as other information filed by Parent and Purchaser with the SEC, are available on the SEC website at www.sec.gov. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the Notice of Guaranteed Delivery and other materials related to the Offer may also be obtained for free from the Information Agent.

9.     Source and Amount of Funds.

        We estimate that the maximum amount of funds needed to (i) complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, including the funds needed to purchase all Shares tendered in the Offer and to pay the Jamba stockholders whose Shares are converted into the right to receive a cash amount equal to Offer Price in the Merger, (ii) pay for fees and expenses incurred by Parent related to the Offer and the Merger and (iii) pay for the amounts in respect of outstanding in-the-money Jamba options and other equity awards will be approximately $220 million.

        We expect Parent to provide us with sufficient funds to complete the Offer, the Merger and the transactions contemplated in the Merger Agreement, funded with cash on hand and available borrowing capacity under the Series 2017-1 Class A-1 variable funding senior notes (the "VFN Facility") of Parent's wholly owned bankruptcy-remote subsidiaries (the "Securitization Entities"). The VFN Facility provides up to $200 million in borrowings on a revolving basis, the proceeds of which may be used for acquisitions by Parent. Borrowings under the VFN Facility are available through 2022, subject to two one-year contingent extensions, and bear interest at a variable rate based on (i) the prime rate, (ii) the federal funds rate, (iii) the London interbank offered rate for U.S. Dollars or (iv) with respect to advances made by conduit investors through the issuance of commercial paper, the commercial paper rate applicable to such conduit investor, plus, in each case, any applicable margin. The VFN Facility is subject to certain commitment fees in respect of the unutilized portion of the commitments of the investors thereunder and certain fees in respect of letters of credit issued thereunder. The VFN Facility is also subject to customary covenants and restrictions and is secured by all of the assets of the Securitization Entities, which include, among other assets, franchise agreements, license agreements and intellectual property of brands affiliated with Parent.

        Neither the consummation of the Offer nor the consummation of the Merger is conditioned upon Parent's or Purchaser's receipt of financing. No alternative financing arrangement or alternative financing plans have been made. Parent does not currently have any plans or arrangement to finance or repay amounts borrowed under the VFN Facility. Purchaser will provide, and Parent will cause Purchaser to provide, to the Paying Agent, on a timely basis, the funds necessary to purchase any Shares that Purchaser becomes obligated to purchase pursuant to the Offer.

        Purchaser believes that the financial condition of Parent, Purchaser or their respective affiliates is not material to a decision by a holder of Shares whether to tender such Shares in the Offer because (i) the Offer is being made for all outstanding Shares solely for cash, (ii) the consummation of the Offer (or the Merger) is not subject to any financing condition, (iii) we, through Parent, will have sufficient funds available to us to consummate the Offer and the Merger and (iv) if Purchaser consummates the Offer, Purchaser will acquire all remaining Shares for the same cash price in the Merger (i.e., the Offer Price).

10.   Background of the Offer; Past Contacts or Negotiations with Jamba.

        The information set forth below regarding Jamba was provided by Jamba, and none of Parent, Purchaser nor any of their respective affiliates take any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser or their respective affiliates or representatives did not participate.

Background of the Offer

        The following is a description of contacts between representatives of Parent or Purchaser with representatives of Jamba that resulted in the execution of the Merger Agreement and the agreements related to the Offer. For a review of Jamba's activities relating to these contacts, please refer to Jamba's Schedule 14D-9 being mailed to stockholders with this Offer to Purchase.

        Over the past two years, a representative of Parent periodically suggested to a member of the Jamba Board that Jamba and Parent explore a potential partnership or other strategic opportunity. In December 2017, the Jamba Board member contacted a representative of Parent to suggest the parties engage in a preliminary discussion of potential partnership or other strategic opportunities.

        On January 9, 2018, representatives of Parent held a telephonic conversation with the Jamba Board member to discuss Parent's interest in discussing potential partnership or other strategic opportunities. Following the conversation, the Jamba Board member put representatives of Parent in contact with David Pace, chief executive officer of Jamba.

        On January 11, 2018, a representative of Parent contacted Mr. Pace to schedule an in-person meeting.

        Following the telephone call, on January 16, 2018, representatives of Parent and members of senior management of Jamba met for dinner in Dallas and discussed potential partnership and other strategic opportunities.

        On February 6, 2018, representatives of Parent met with members of Jamba's senior management in Atlanta to continue a preliminary dialogue regarding potential partnership or other strategic opportunities between Parent and Jamba.

        On March 30, 2018, Parent and Jamba entered into a mutual non-disclosure agreement, which included a standstill provision, to facilitate further discussion regarding a potential transaction and the exchange of information in connection therewith. On April 2, 2018, Parent provided North Point Advisors LLC ("North Point"), Jamba's financial advisor, with a written request for information about Jamba's business, and subsequently made other requests for additional information.

        From April through the execution of the merger agreement, North Point, together with Jamba's management and other advisors, made due diligence materials available to and attended due diligence calls and meetings with Parent and its representatives. Throughout this period, Parent and its professional advisors engaged in due diligence of Jamba and reviewed the due diligence materials provided by Jamba.

        On May 14, 2018, representatives of Parent attended a presentation by members of Jamba's management regarding Jamba's finances, strategy and operations.

        On May 15, 2018, North Point delivered a sale process letter to representatives of Parent on behalf of Jamba, inviting Parent to submit a written, preliminary and non-binding proposal for a potential acquisition of Jamba. The letter requested that the proposal be submitted by May 24, 2018, and address, among other things, price, transaction structure, financing sources, required approvals and expected timing to consummation of a transaction.

        On May 25, 2018, Parent submitted a written, non-binding indication of interest reflecting a proposed valuation range of $11.00 to $12.50 per share, subject to customary due diligence and a mutually satisfactory definitive agreement, among other conditions, and proposing an all-cash transaction.

        On June 14, 2018, representatives of Parent attended a management presentation given by members of management of Jamba and representatives of North Point.

        On June 26, 2018, North Point delivered a letter to Parent inviting it to submit a revised proposal for the acquisition of Jamba by July 13, 2018. On June 27, 2018, North Point uploaded a draft merger agreement to the electronic data room. On July 13, 2018, Parent provided Jamba with a revised written indication of interest reflecting a proposed valuation of $12.50 per share, subject to customary due diligence and a mutually satisfactory definitive agreement, among other conditions, as well as a written list of Parent's material comments to the draft merger agreement. The list of material comments indicated an expectation that the termination fee would equal 4.0% of the equity value of the transaction and that Engaged Capital, LLC ("Engaged"), Jamba's largest stockholder, would deliver a tender and support agreement as a condition to Parent's entry into the merger agreement.

        On July 18, 2018, Parent and Paul, Weiss, Rifkind, Wharton & Garrison LLP ("Paul, Weiss"), legal counsel to Parent, attended a call with representatives from North Point and representatives from DLA Piper LLP (US) ("DLA") to discuss Parent's comments to the merger agreement.

        On July 21, 2018, Paul, Weiss sent a further revised draft of the merger agreement to DLA, which reflected the positions set forth in the term sheet previously provided by Parent.

        On July 22, 2018, Paul, Weiss provided DLA with a draft tender and support agreement to be entered into between Parent and Engaged, and DLA, in turn, provided the draft tender and support agreement to legal counsel to Engaged.

        On July 23, 2018, representatives of Paul, Weiss, on behalf of Parent, communicated to DLA that Parent would require that Indus Capital Partners, LLC ("Indus"), a significant stockholder of Jamba, execute a tender and support agreement as a condition to Parent's execution of the merger agreement.

        On July 26, 2018, a representative of DLA sent a revised draft of the merger agreement to Paul, Weiss. Later that day, DLA attended a call with representatives of Parent and representatives of Paul, Weiss to discuss certain unresolved issues in the merger agreement.

        On July 27, 2018, a representative of Parent communicated to North Point that it had concluded its financial due diligence and that, based on that review, certain adjustments should be made to Parent's valuation model. Parent indicated however that, despite Parent's due diligence findings, it did not expect to reduce the value of its existing offer at that time.

        Also on July 27, 2018, Parent and Purchaser finalized the terms of the tender and support agreements to be entered into with each of Engaged and Indus.

        On July 27 2018, Paul, Weiss sent a revised draft of the merger agreement to DLA. The markup included, among other things, a termination fee equal to 4.0% of the equity value of the transaction and a reverse termination fee equal to 5.0% of the equity value of the transaction.

        On July 28, 2018, DLA returned to Paul, Weiss a further revised draft of the merger agreement, which included a termination fee of 3.0% of the equity value of the transaction and a reverse termination fee based on a formula, to equal to two times the amount of the termination fee.

        Also on July 28, 2018, a representative of North Point communicated with a representative of Parent to indicate that Parent would need to increase the value of its offer in order to proceed with an acquisition of Jamba.

        On July 29, 2018, Paul, Weiss sent a further revised draft of the merger agreement to DLA. The revised provisions in this markup included, among other things, provisions concerning deal protections, an increase in the termination fee from 3.0% of the equity value of the transaction to Parent's original proposal of 4.0% of equity value of the transaction and a reverse termination fee of 5.25% of the equity value of the transaction. DLA returned to Paul, Weiss a further revised draft of the merger agreement later that same day.

        On July 29, 2018, a representative of Parent informed a representative of North Point that Parent was willing to increase its offer price to $13.00 per share, payable in cash. The representative of Parent indicated in the course of this conversation that this represented Parent's best and final offer.

        Between July 29, 2018 and July 31, 2018, representatives of North Point contacted Parent on several occasions to discuss whether Parent would be willing to increase its offer price. In each instance, Parent declined to raise its offer price further and the representative of Parent indicated that Parent's offer price of $13.00 per share represented its best and final offer.

        On July 31, 2018, a representative of Parent communicated to North Point that Parent's existing offer of $13.00 per share would expire on August 1, 2018.

        On August 1, 2018, a representative of North Point contacted a representative of Parent to discuss the material terms of Parent's proposal. In the course of the conversation, the representative of North Point inquired as to Parent's willingness to increase its offer price and also suggested that Parent lower the break-up fee and increase the reverse break-up fee provided for in the most recent draft merger agreement. The representative of Parent reiterated that $13.00 per share was Parent's best and final offer, but indicated that Parent would be willing to agree to a termination fee of 3.5% of the equity value of the transaction and a reverse termination fee of 5.5% of the equity value of the transaction.

        On August 1, 2018, a representative of Jamba reported to Parent that, at its regularly scheduled meeting held on that date, the Jamba Board considered the proposed transaction and approved the merger agreement and the transactions contemplated thereby.

        On that same day, representatives of Paul, Weiss and representatives of DLA and representatives of each of Jamba and Parent finalized the merger agreement and other transaction documents, and thereafter, after the close of trading on the NASDAQ, the merger agreement and the tender and support agreements were executed and delivered by the parties. The merger agreement provided for the commencement of a tender offer for all of the shares of Jamba common stock at a price per share of $13.00, subject to customary conditions.

        On the morning of August 2, 2018, prior to the opening of trading on the NASDAQ, Parent and Jamba issued a joint press release announcing the execution of the merger agreement and the forthcoming commencement of the tender offer.

Past Contacts, Transactions, Negotiations and Agreements.

        For information on the Merger Agreement and the other agreements between Jamba and Purchaser and their respective related parties, see Section 8—"Certain Information Concerning Parent and Purchaser" and Section 11—"The Merger Agreement, Other Agreements—Other Agreements."

11.   The Merger Agreement; Other Agreements.

The Merger Agreement

        The following is a summary of certain provisions of the Merger Agreement. This summary of the Merger Agreement has been included to provide stockholders with information regarding its terms. It is not intended to provide any other factual disclosures about Parent, Purchaser, Jamba or their respective affiliates, and it is not intended to modify or supplement any rights or obligations of the parties under the Merger Agreement or any factual disclosures about Jamba or the transactions contemplated in the Merger Agreement contained in public reports filed by Jamba with the SEC. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed as Exhibit (d)(1) to the Schedule TO, which is incorporated herein by reference. Copies of the Merger Agreement and the Schedule TO, and any other filings that we make with the SEC with respect to the Offer or the Merger, may be obtained in the manner set forth in Section 8—"Certain Information Concerning Parent and Purchaser." Stockholders and other interested parties should read the Merger Agreement for a more complete description of the provisions summarized below. Capitalized terms used in this section and not otherwise defined have the respective meanings set forth in the Merger Agreement.

        The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter delivered by Jamba to Parent and Purchaser in connection with the signing of the Merger Agreement (the "Jamba Disclosure Letter"). Moreover, certain representations and warranties in the Merger Agreement were made as of a specified date, may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for the purpose of allocating risk between the parties to the Merger Agreement. Accordingly, the representations and warranties contained in the Merger Agreement and summarized in this Section 11 should not be relied on by any persons as characterizations of the actual state of facts and circumstances of Jamba at the time they were made and the information in the Merger Agreement should be considered in conjunction with the entirety of the factual disclosure about Jamba in Jamba's public reports filed with the SEC. Information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Jamba's public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Offer, the Merger, Jamba, Parent, Purchaser, their respective affiliates and their respective businesses that are contained in, or incorporated by reference into the Schedule TO and related exhibits, including this Offer to Purchase, and the Schedule 14D-9 filed by Jamba on August 15, 2018, as well as in Jamba's other public filings.

The Offer

        The Merger Agreement provides that Purchaser will commence the Offer on or before August 15, 2018, and that, subject to the satisfaction of the Minimum Tender Condition and the other conditions that are described in Section 15—"Conditions of the Offer," Purchaser will, and Parent will cause Purchaser to, accept for payment, and pay for, all Shares validly tendered and not validly withdrawn promptly following the applicable Expiration Time of the Offer. The initial Expiration Time of the Offer will be one minute following 11:59 p.m. (12:00 midnight), Eastern Time, on Wednesday, September 12, 2018.

        Terms and Conditions of the Offer.    The obligations of Purchaser to accept for payment, and pay for, any Shares tendered pursuant to the Offer are subject to the conditions set forth in Section 15—"Conditions of the Offer." The Offer Conditions are for the sole benefit of Parent and Purchaser, and Parent and Purchaser may waive, in whole or in part, any Offer Condition at any time and from time to time, in their sole discretion, other than the Minimum Tender Condition or the Termination Condition, which may be waived by Parent and Purchaser only with the prior written consent of Jamba. Parent and Purchaser expressly reserve the right to increase the Offer Price, waive any Offer Condition or waive or make any other changes in the terms and conditions of the Offer not inconsistent with the terms of the Merger Agreement, except that they are not permitted to (i) reduce the Offer Price, (ii) waive, amend or modify the Minimum Tender Condition or the Termination Condition, (iii) impose conditions or requirements to the Offer in addition to the Offer Conditions or amend, modify or supplement any Offer Condition in a manner adverse to the holders of the Shares, (iv) extend or otherwise amend or modify the Expiration Time (other than in accordance with the terms of the Merger Agreement), (v) terminate the Offer (other than in accordance with the terms of the Merger Agreement), (vi) change the form of consideration payable in the Offer, (vii) provide any "subsequent offering period" within the meaning of Rule 14d-11 promulgated under the Exchange Act, or (viii) decrease the number of Shares sought to be purchased in the Offer.

        Extensions of the Offer.    Pursuant to the Merger Agreement, we may extend the Offer beyond its initial Expiration Time, but in no event will we be required or permitted (without the prior written consent of Jamba) to extend the Offer beyond the Outside Date. We have agreed in the Merger Agreement that Purchaser will extend the Offer (i) for any period required by any applicable law or any interpretation or position of the SEC applicable to the Offer, (ii) for periods of up to ten business days per extension until any waiting period (and any extension thereof) applicable to the consummation of the Offer under the HSR Act shall have expired or been terminated; and (iii) at the request of Jamba, if as of any then scheduled Expiration Time any Offer Condition (other than any such conditions that by their nature are to be satisfied at the expiration of the Offer and which such conditions are capable of being satisfied upon the expiration of the Offer) is not satisfied and has not been waived by Parent or Purchaser, for periods of up to ten business days per extension to permit such Offer Condition to be satisfied.

Recommendation

        Jamba has represented in the Merger Agreement that the Jamba Board, at a meeting duly called and held, has (i) declared that the Merger Agreement, including the Offer, the Merger and the other transactions contemplated thereby, are fair to, and in the best interests of, Jamba and its stockholders; (ii) elected that the Merger Agreement and the transactions contemplated thereby be expressly governed by Section 251(h) of the DGCL; (iii) adopted and approved and declared advisable the Merger Agreement and approved the transactions contemplated thereby, including the Offer and the Merger, in accordance with the requirements of the DGCL; (iv) approved the execution, delivery and performance by Jamba of the Merger Agreement and the consummation of the transactions contemplated thereby, including the Offer and the Merger; (v) adopted resolutions, to the extent necessary, having the effect of causing the Merger, the Merger Agreement, the Support Agreements, and the transactions contemplated by the Merger Agreements and the Support Agreements not to be subject to any state Takeover Law (as defined in the Merger Agreement) or similar law that might otherwise apply to the Merger or any of the other transactions contemplated by the Merger Agreement; and (vi) recommended that Jamba's stockholders accept the Offer and tender their Shares pursuant to the Offer (such recommendation, the "Recommendation" and such actions by the Jamba Board, the "Board Actions)."

The Merger

        The Merger Agreement provides that, following completion of the Offer, if applicable, and subject to the terms and conditions of the Merger Agreement, and in accordance with law, at the Effective Time:

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  Purchaser will be merged with and into Jamba and, as a result of the Merger, the separate corporate existence of Purchaser will cease;

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  Jamba will be the Surviving Corporation in the Merger and will become a wholly owned subsidiary of Parent; and

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  the separate corporate existence of Jamba, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

        Certificate of Incorporation; Bylaws; Directors and Officers of the Surviving Corporation.    At the Effective Time, Jamba's certificate of incorporation will be amended in its entirety to read as set forth on Exhibit C to the Merger Agreement, and as so amended will be the certificate of incorporation of the Surviving Corporation. The bylaws of Purchaser as in effect immediately prior to the Effective Time will be the bylaws of the Surviving Corporation (except that all references in the bylaws of Purchaser to its name, registered office and registered agent shall instead refer to the name, registered office and registered agent, respectively, of Jamba). The directors of Purchaser immediately prior to the Effective Time will become the directors of the Surviving Corporation immediately after the Effective Time until the earlier of his or her resignation or removal or his or her successor is duly elected and qualifies, and the officers of Jamba immediately prior to the Effective Time will remain in office as the officers of the Surviving Corporation immediately after the Effective Time until the earlier of his or her resignation or removal.

        Merger Closing Conditions.    The obligations of Parent and Purchaser, on the one hand, and Jamba, on the other hand, to complete the Merger are each subject to the satisfaction or (to the extent permitted by law) the waiver of the following conditions:

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  no judgment issued by a court of competent jurisdiction or by a governmental authority, nor any law or other legal restraint or prohibition, shall be in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation of either; and

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  Purchaser shall have accepted for payment (or caused to be accepted for payment) all of the Shares validly tendered and not validly withdrawn pursuant to the Offer.

        Merger Consideration.    At the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than Shares (i) owned by Jamba as treasury stock, (ii) owned by Parent, Purchaser or any wholly owned subsidiary of Parent or Jamba, and (iii) held by Jamba stockholders who properly demand and do not lose or withdraw their appraisal rights under Delaware law) will be converted automatically into the right to receive the Offer Price in cash (without interest and less any applicable withholding taxes) (the "Merger Consideration"). All shares converted into the right to receive the Offer Price will be canceled and cease to exist at the Effective Time.

        Payment for Jamba Shares.    Before the Effective Time, Purchaser will deposit, and Parent will cause Purchaser to deposit, with the Paying Agent the funds necessary to pay the aggregate Merger Consideration to the stockholders.

        As promptly as reasonably practicable after the Effective Time, the Paying Agent will send to each holder of Shares a letter of transmittal and instructions advising Jamba stockholders how to surrender stock certificates in exchange for the Merger Consideration. The Paying Agent will pay the Merger Consideration to Jamba stockholders upon receipt of (i) surrendered certificates representing the Shares and (ii) a signed letter of transmittal and any other items specified by the Paying Agent. Interest will not be paid or accrue in respect of the Merger Consideration.

        If any cash deposited with the Paying Agent is not claimed within six months following the Effective Time, such cash will be returned to Surviving Corporation (or its designee), upon demand, and any holders of Share certificates who have not complied with Share certificate exchange procedures in the Merger Agreement shall thereafter look only to Surviving Corporation for, and Surviving Corporation shall remain liable for, payment of their claims for the Merger Consideration.

        The transmittal instructions will include instructions if the stockholder has lost the Share certificate or if it has been stolen or destroyed. The stockholder will be required to provide an affidavit to that fact and, if required by the Paying Agent or Purchaser, post a bond in an amount that Purchaser or the Paying Agent reasonably directs as indemnity against any claim that may be made against it in respect of the Share certificate.

        Treatment and Payment of Jamba Equity Awards.    At the Effective Time, each of the (i) Options and (ii) RSUs, whether unvested or partially vested, will become fully vested (except for Options and RSUs subject to performance-based vesting, which will vest only to the extent performance goals are achieved) and be canceled and, subject in respect of each unvested Option and RSU to such holder's execution and delivery of stock award cancellation and release letter, converted into the right to receive an amount in cash equal to the Offer Price, less any applicable withholding taxes, and, in the case of Options, (A) the product of (x) the excess, if any, of the Offer Price over the applicable exercise price per Share otherwise issuable upon exercise of such Option, multiplied by (y) the number of Shares subject to such Option, less (B) any applicable withholding taxes. Immediately prior to the Offer Acceptance Time, each Share of Restricted Stock that is outstanding shall fully vest (except for Restricted Stock subject to performance-based vesting, which will vest only to the extent performance goals are achieved), subject in respect of each unvested share of Restricted Stock to such holder's execution and delivery of stock award cancellation and release letter, such that Jamba's right of reacquisition or repurchase, as applicable, shall lapse in full effective immediately prior to, and contingent upon, the consummation of the Offer, and as of the Offer Acceptance Time and without any further action on the part of the holders thereof, each Share of Restricted Stock shall be treated as an outstanding Share for purposes of the Merger Agreement, including for purposes of tendering pursuant to the Offer. As soon as practicable following the Effective Time, but in any event no later than the later of 10 business days following the Effective Time or the first payroll date following the Merger, Parent shall cause the Surviving Corporation to pay amounts payable to the former holders of Options and RSUs (i) through the Surviving Corporation's payroll to the former holders of Options and RSUs with respect to which the Surviving Corporation or any of its subsidiaries have tax withholding obligations and (ii) by the Surviving Corporation to the former holders of Options and RSUs with respect to which the Surviving Corporation and its subsidiaries have no tax withholding obligations, provided that to the extent that any RSU constitutes nonqualified deferred compensation subject to Section 409A of the Code, the amount payable with respect to such RSU shall be paid in accordance with the applicable RSU's terms and conditions at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

Representations and Warranties

        The Merger Agreement contains representations and warranties of Jamba, Parent and Purchaser.

        Some of the representations and warranties in the Merger Agreement made by Jamba are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement, "Material Adverse Effect" means any event, condition, change, effect, occurrence or fact that individually or in the aggregate with all other events, conditions, changes, effects, occurrences or facts (i) has had or would reasonably be expected to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Jamba and its subsidiaries considered as a single enterprise or (ii) would reasonably be expected to prevent, materially impede or materially delay the consummation by Jamba of the Merger or any of the other transactions contemplated by the Merger Agreement or the ability of Jamba to perform its obligations under the Merger Agreement. For the purposes of clauses (i) and (ii) above, no event, condition, change, effect, occurrence or fact attributable to the following shall constitute, or be taken into account in determining whether there has been, a "Material Adverse Effect":

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  changes adversely affecting the United States economy (so long as Jamba and its subsidiaries are not disproportionately affected thereby);

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  general political, economic or market conditions or general changes or developments in the industry in which Jamba and its subsidiaries operate (so long as Jamba and its subsidiaries are not disproportionately affected thereby);

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  acts of terrorism or war (whether or not declared) or natural disasters occurring after the date of the Merger Agreement;

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  the transactions contemplated by the Merger Agreement or the announcement or performance thereof, including any negative impact on or disruption in relationships with customers, suppliers, distributors, employees or similar relationships;

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  changes in Law or any applicable accounting regulations or principles or the interpretations thereof (so long as Jamba and its subsidiaries are not disproportionately affected thereby);

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  changes in the price or trading volume of Jamba's stock (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such change in market price or trading volume shall not be excluded under this proviso);

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  any failure by Jamba to meet public or internal revenue, earnings or other projections, in and of itself (provided that any event, condition, change, occurrence or development of a state of circumstances that may have caused or contributed to such failure to meet published revenue, earnings or other projections shall not be excluded under this proviso); or

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  the taking of any action required by the Merger Agreement or expressly approved or permitted in writing by Parent.

        In the Merger Agreement, Jamba has made customary representations and warranties to Parent and Purchaser with respect to, among other things:

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  corporate matters related to Jamba and its subsidiaries, such as organization, standing and corporate power;

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  its subsidiaries;

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  its capitalization;

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  authority;

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  certain recommendations of the Jamba Board;

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  the inapplicability of a vote or consent of holders of Shares;

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  non-contravention;

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  public SEC filings and financial statements;

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  the absence of undisclosed liabilities;

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  the absence of certain changes or events;

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  the absence of litigation;

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  material contracts;

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  compliance with laws;

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  labor and employment matters;

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  employee benefit matters;

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  tax matters;

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  real property;

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  intellectual property;

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  environmental matters;

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  insurance;

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  franchise matters;

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  quality and safety of food and beverage products;

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  suppliers;

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  affiliate transactions;

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  certain business practices;

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  Jamba interest rate swaps and currency exchange swaps;

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  information supplied;

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  the inapplicability of certain state takeover statutes or regulations to the Offer or the Merger;

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  finders' and brokers' fees and expenses; and

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  opinions of financial advisors with respect to the fairness of the Offer Price.

        In the Merger Agreement, Parent and Purchaser have made customary representations and warranties to Jamba with respect to, among other things:

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  corporate matters related to Parent and Purchaser, such as organization, standing and corporate power;

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  authority;

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  non-contravention;

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  funding;

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  absence of litigation;

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  information supplied; and

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  no ownership of Shares.

        None of the representations and warranties contained in the Merger Agreement will survive the Merger.

Conduct of Business of Jamba

        The Merger Agreement provides that, except (i) with the written consent of Parent, (ii) as expressly permitted or required pursuant to the Merger Agreement or as required by applicable law or (iii) as set forth in the Jamba Disclosure Letter, following the date of the Merger Agreement and until the earlier of the Acceptance Time and the termination of the Merger Agreement, Jamba is required to, and required to cause each of its subsidiaries, to conduct its business in all material respects the ordinary course consistent with past practice and to the extent consistent therewith, use its reasonable best efforts to:

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  preserve intact its present business organization and material assets;

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  comply in all material respects with applicable law; and

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  maintain its relations and goodwill with all material suppliers, material contractors, material distributors, material customers, key employees and other material business relations.

        In addition, Jamba shall not, and shall not permit any of its subsidiaries to, take certain actions with respect to the following, subject to the thresholds, materiality standards, carve-outs and exceptions specified in the Merger Agreement:

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  making dividends or distributions with respect to any shares of its capital stock;

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  splitting, combining or reclassifying any of its capital stock;

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  making repurchases, redemptions, or otherwise acquiring any shares of its capital stock;

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  issuing or selling any shares of its capital stock;

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  amending the organizational documents of Jamba or of a subsidiary of Jamba;

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  acquiring, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, real property, securities, properties, interests, or businesses;

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  selling, leasing, licensing or disposing of its properties or assets;

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  incurring indebtedness for borrowed money or guaranteeing any such indebtedness of another person;

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  effecting increases in compensation, severance or other benefits payable to directors, officers or employees, entering into any collective bargaining agreement or company benefit plan, accelerating any rights under any company benefit plan, granting, amending or modifying any equity or equity-based awards, or hiring certain officers, employees, independent contractors and consultants;

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  effecting compromises, settlements or otherwise resolving any pending or threatened suit or claim;

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  effecting changes in tax accounting methods, principles or practices;

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  making certain capital expenditures;

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  terminating, canceling or modifying certain specified contracts;

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  paying or discharging certain liens or liabilities;

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  entering into any agreement, arrangement or commitment that limits or restricts Jamba or any subsidiary from engaging or competing in any line of business or in any geographic area;

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  making any changes to the terms of Jamba's or any of its subsidiaries' policies or procedures with respect to its relationship with any of its franchisees;

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  opening any restaurant in a county where Jamba or any subsidiary does not currently have an owned or franchised restaurant or otherwise engaging in any other operations in any country in which Jamba or any subsidiary does not currently conduct operations;

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  commencing any new line of business;

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  failing to use commercially reasonable efforts to renew or maintain insurance policies; or

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  authorizing of any of, or committing or agreeing to take any of, the foregoing actions.

Response to Takeover Proposals

        Generally, notwithstanding anything to the contrary contained in the Merger Agreement, if at any time following the date of the Merger Agreement and prior to the Acceptance Time Jamba has received a bona fide, written Takeover Proposal from a third party after the date of the Merger Agreement that did not result from a breach of Section 6.6 (No Solicitation) of the Merger Agreement, that the Jamba Board determines in good faith (receiving the advice of its financial advisor and outside counsel), is reasonably likely to result in a Superior Proposal, Jamba may:

  •
  furnish information with respect to Jamba and its subsidiaries to such person and such person's Representatives pursuant to an Acceptable Confidentiality Agreement; provided that (A) prior to furnishing any such information, Jamba receives from such third party an executed Acceptable Confidentiality Agreement and, to the extent not previously provided or made available to Parent, any such non-public information so furnished is provided or made available to Parent promptly (and in any event no later than 24 hours) after it is so furnished to such third party; and

  •
  conduct such additional discussions as the Jamba Board shall determine.

No Solicitation

        During the period between the date of the Merger Agreement and the earlier of the Acceptance Time and the termination of the Merger Agreement, Jamba shall not, and shall cause its controlled affiliates and its and their directors and executive officers not to, and shall use its reasonable best efforts to cause its other representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage the submission of, any Takeover Proposal (as defined below) or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) approve or recommend any Takeover Proposal, enter into any agreement, agreement-in-principle or letter of intent with respect to or accept any Takeover Proposal (or resolve to or publicly propose to do any of the foregoing), or (iii) participate or engage in any discussions or negotiations regarding, or furnish to any person any information with respect to, or knowingly take any action to facilitate any inquiries or the making of any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, any Takeover Proposal. Jamba shall, and shall cause its controlled affiliates and its and their directors and executive officers, and will use its reasonable best efforts to cause its other representatives, to (I) cease immediately and cause to be terminated, any and all existing solicitations, discussions or negotiations, if any, with any third party or its representatives conducted prior to the date of the Merger Agreement with respect to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal, (II) immediately terminate access by any third party to any physical or electronic data room relating to any Takeover Proposal or any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to a Takeover Proposal and (III) request that any such third party and its representatives in possession of non-public information in respect of Jamba and its subsidiaries return or destroy all such information.

        For purposes of this Offer to Purchase and the Merger Agreement:

  •
  "Acceptable Confidentiality Agreement" means any customary confidentiality agreement that (i) contains provisions that are no less favorable in the aggregate to Jamba than those contained in the Confidentiality Agreement and (ii) does not prohibit Jamba from complying with its obligations under Section 6.6 of the Merger Agreement and does not include any provision providing for an exclusive right to negotiate with Jamba prior to the termination of the Merger Agreement; provided, however, that such confidentiality agreement shall not be required to include standstill provisions that prohibit or restrict the making or amendment of any private or public Takeover Proposal.

  •
  "Change in Circumstance" means any material event or development or material change in circumstances with respect to Jamba (a) arising after the date of the Merger Agreement, (b) that becomes known to, or reasonably foreseeable by (or the consequences of which become known to, or reasonably expected to occur by) the Jamba Board prior to the consummation of the Offer and (c) that does not relate to (i) any Takeover Proposal, (ii) any events, changes or circumstances relating to Parent, Purchaser or any of their affiliates, (iii) changes in the market price or trading volume of Jamba's common stock or (iv) clearance of the Merger under the antitrust laws.

  •
  "Superior Proposal" means any bona fide written Takeover Proposal (provided that references in the definition of "Takeover Proposal" to "twenty percent (20%)" shall be replaced by "fifty percent (50%)" for this purpose) made by a third party that the Jamba Board determines in its good faith judgment (after receipt of the advice of its financial advisor and outside counsel), taking into account all relevant factors, including the price, form of consideration, closing conditions, the ability to finance the proposal and other aspects of the proposal that the Jamba Board deems relevant, (A) would, if consummated, result in a transaction that is more favorable to the holders of Shares from a financial point of view than the transactions contemplated by the Merger Agreement (including the terms of any proposal by the Parent to modify the terms of the transactions contemplated by the Merger Agreement) and (B) is reasonably likely to be consummated on the terms proposed.

  •
  "Takeover Proposal" means any inquiry, proposal or offer from any person (other than Parent, Purchaser or any of their affiliates) relating to any acquisition, merger, consolidation, reorganization, share exchange, recapitalization, liquidation, direct or indirect business combination, asset acquisition or other similar transaction involving Jamba or any of its subsidiaries of (A) the assets or businesses that constitute or represent twenty percent (20%) or more of the total revenue, operating income, or assets of Jamba and its subsidiaries, taken as a whole, or (B) twenty percent (20%) or more of the outstanding Shares or any other Jamba capital stock or capital stock of, or other equity or voting interests in, any of Jamba's subsidiaries directly or indirectly holding, individually or taken together, the assets or business referred to in clause (A) above, in each case other than the transactions contemplated by the Merger Agreement.

Jamba Board's Recommendation; Adverse Recommendation Changes

        From the date of the Merger Agreement until each of the Acceptance Time and the termination of the Merger Agreement, neither the Jamba Board nor any committee thereof shall (i)(A) withdraw (or modify in a manner adverse to Parent or Purchaser), or publicly propose to withdraw (or modify in a manner adverse to Parent or Purchaser), the Jamba Board Recommendation or (B) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Takeover Proposal (any action described in this clause (i) being referred to as a "Jamba Adverse Change Recommendation"); (ii) fail to publicly reaffirm the Jamba Board Recommendation within ten business days after Parent so requests in writing, provided that, unless a Takeover Proposal shall have been publicly disclosed, Parent may only make such request once every 30 days; (iii) approve, recommend or declare advisable, or propose to approve, recommend or declare advisable, or allow Jamba to execute or enter into any contract with respect to any Takeover Proposal, or requiring, or reasonably expected to cause, Jamba to abandon, terminate, delay or fail to consummate, or that would otherwise materially impede, interfere with or be inconsistent with, the transactions contemplated by the Merger Agreement (other than an Acceptable Confidentiality Agreement); or (iv) take or fail to take any formal action or make or fail to make any recommendation or public statement in connection with a tender or exchange offer by a third party, other than a recommendation against such offer or a "stop, look and listen" communication by the Jamba Board (or a committee thereof) to Jamba's stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication) (it being understood that the Jamba Board (or a committee thereof) may refrain from taking a position with respect to a Takeover Proposal until the close of business on the tenth business day after the commencement of a tender or exchange offer in connection with such Takeover Proposal without such action being considered a violation of the Merger Agreement).

        If Jamba has received a bona fide written Takeover Proposal (that did not result from a breach of Section 6.6 of the Merger Agreement) from any person that has not been withdrawn and after consultation with outside legal counsel, the Jamba Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal, (x) the Jamba Board may make a Jamba Adverse Change Recommendation, or (y) Jamba may terminate the Merger Agreement to enter into a Specified Agreement with respect to such Superior Proposal, if and only if:

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  the Jamba Board determines in good faith, after consultation with Jamba's outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary obligations of the Jamba Board to Jamba's stockholders under applicable law;

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  Jamba shall have given Parent prior written notice of its intention to consider making a Jamba Adverse Change Recommendation or terminate the Merger Agreement at least four business days prior to making any such Jamba Adverse Change Recommendation or termination (a "Determination Notice"); and

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  (1) Jamba shall have provided to Parent the identity of the person or group of persons making such Takeover Proposal (except to the extent disclosure of such identity would breach a confidentiality obligation in effect prior to the execution of the Merger Agreement) and a copy of the Takeover Proposal (which may be redacted if necessary to remove the identity of the person making such request, proposal or offer to comply with any confidentiality obligation in effect prior to the execution of the Merger Agreement) or, if not in writing, a summary of the material terms and conditions of any Takeover Proposal, (2) Jamba shall have given Parent the opportunity to propose revisions to the terms of the Merger Agreement or make another proposal so that such Takeover Proposal would cease to constitute a Superior Proposal, and shall have negotiated in good faith during such four business days after the Determination Notice with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Jamba Board shall have determined, in good faith, that such Takeover Proposal is a Superior Proposal and that the failure to make the Jamba Adverse Change Recommendation or terminate the Merger Agreement would reasonably be expected to be inconsistent with the fiduciary obligations of the Jamba Board to Jamba's stockholders under applicable law.

        Other than in connection with a Takeover Proposal, the Jamba Board may make a Jamba Adverse Change Recommendation in response to a Change in Circumstance that has occurred and is continuing, if and only if: (A) the Jamba Board determines in good faith, after consultation with Jamba's outside legal counsel, that the failure to do so would reasonably be expected to be inconsistent with the fiduciary obligations of the Jamba Board to Jamba's stockholders under applicable law; (B) Jamba shall have given Parent a Determination Notice at least four business days prior to making any such Jamba Adverse Change Recommendation (provided that such four business day notice period shall become a two business day notice period in the event of any material amendment to a Takeover Proposal); and (C) (1) Jamba shall have specified the Change in Circumstance in reasonable detail and the basis upon which the Jamba Board proposes to make a Jamba Adverse Change Recommendation, (2) Jamba shall have given Parent the four business days after the Determination Notice to propose revisions to the terms of the Merger Agreement or make another proposal so that such Change in Circumstance would no longer necessitate a Jamba Adverse Change Recommendation, and shall have negotiated in good faith with Parent with respect to such proposed revisions or other proposal, if any, and (3) after considering the results of such negotiations and giving effect to the proposals made by Parent, if any, after consultation with outside legal counsel, the Jamba Board shall have determined, in good faith, that the failure to make the Jamba Adverse Change Recommendation in response to such Change in Circumstance would reasonably be expected to be inconsistent with the fiduciary obligations of the Jamba Board to Jamba's stockholders under applicable law.

        The Merger Agreement does not prohibit Jamba from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (ii) making any disclosure to its stockholders that is required by applicable law, or (iii) making any "stop, look and listen" communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act.

Efforts to Close the Transaction

        In the Merger Agreement, each of Jamba, Parent and Purchaser agreed to use its reasonable best efforts to take all actions necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable, including using reasonable best efforts to:

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  obtain all necessary actions or nonactions, waivers, consents, clearances, decisions, declarations, approvals and expirations or terminations of waiting periods from governmental authorities and make all necessary registrations and filings and take all steps as may be necessary to obtain any such governmental consents by or from, or to avoid an action or proceeding by, any governmental authority, including in connection with the HSR Act;

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  obtain all necessary consents, authorizations, approvals or waivers from third parties; and

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  execute and deliver any additional instruments necessary to consummate the transactions contemplated by the Merger Agreement.

Indemnification and Insurance

        From and after the Effective Time, Parent and Purchaser agreed that all rights to indemnification by Jamba existing in favor of each person who was on the date of the Merger Agreement, or has been at any time prior to the date thereof or who becomes prior to the Effective Time, an officer or director of Jamba or any of its subsidiaries or an employee of Jamba or any of its subsidiaries or who acts as a fiduciary under any of Jamba's Employee Benefit Plans (each an "Indemnified Party") as provided in Jamba's certificate of incorporation or bylaws, in each case as in effect on the date of the Merger Agreement, or pursuant to any other agreements in effect on the date thereof, including provisions relating to the advancement of expenses incurred in the defense of any action or suit, shall survive the Merger and shall remain in full force and effect. From and after the Effective Time, the Surviving Corporation shall be liable to pay and perform in a timely manner such indemnification obligations.

        For six years after the Effective Time, to the full extent permitted under applicable law, the Surviving Corporation shall indemnify, defend and hold harmless each Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in respect of the Merger Agreement), and shall reimburse each Indemnified Party for any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred.

        Parent shall cause the Surviving Corporation to maintain Jamba's officers' and directors' liability insurance policies, in effect on the date of the Merger Agreement (the "D&O Insurance"), for a period of not less than six years after the Effective Time, but only to the extent related to actions or omissions prior to the Effective Time; provided that (i) the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms no less advantageous to such former directors or officers from an insurance carrier with the same or better credit rating as Jamba's current insurance carrier, (ii) such substitution shall not result in gaps or lapses of coverage with respect to matters occurring prior to the Effective Time, (iii) that in no event shall Parent or the Surviving Corporation be required to expend more than an amount per year equal to 300% of current annual premiums paid by Jamba for such insurance (the "Maximum Amount") to maintain or procure insurance coverage pursuant hereto; provided, that, Jamba may prior to the Effective Time substitute for the existing D&O Insurance a single premium tail coverage with an annual cost not in excess of the Maximum Amount; and provided, further, that if the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Parent and the Surviving Corporation shall procure and maintain for such six-year period as much coverage as reasonably practicable for the Maximum Amount. Parent shall have the right to cause coverage to be extended under the D&O Insurance by obtaining a six-year "tail" policy on terms and conditions no less advantageous than the D&O Insurance.

Transaction Litigation

        Each of Jamba and Parent agreed to promptly advise each other of any material developments regarding, and Jamba agreed to cooperate fully with Parent in connection with, and to consult with and permit Parent to participate in, the defense, negotiation or settlement of litigation relating to the Merger Agreement, the Offer, the Merger or the other transactions contemplated by the Merger Agreement, and Jamba will give reasonable and good faith consideration to Parent's advice with respect to such litigation. Jamba will not, and will not permit any of its subsidiaries or their respective representatives to, compromise, settle, or come to a settlement arrangement regarding any such litigation without Parent's written consent.

Employee Benefit Matters

        In the Merger Agreement, we have agreed with Jamba that from and after the Effective Time, Parent will honor certain Company Employee Benefit Plans (as defined in the Merger Agreement), in accordance with their terms as in effect immediately before the Effective Time. Parent will provide, or will cause to be provided, to each Jamba employee who continues employment with Parent or any of its subsidiaries immediately following the Effective Time (which we refer to as "Continuing Employees"), for the period beginning at the Effective Time and ending on the one-year anniversary of the Effective Time, base salary (or base wages, as the case may be), no less favorable than the base salary (or base wages, as applicable) provided by Jamba and its subsidiaries to such employees immediately prior to the Effective Time.

        Parent will use commercially reasonable effort to cause each Company Employee Benefit Plan to provide Continuing Employees credit for all service with Jamba and its subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Corporation, or any of their subsidiaries, to the extent past service was recognized for such Continuing Employees under the analogous Company Employee Benefit Plans immediately prior to the Effective Time. Parent will also use commercially reasonable efforts to (i) give Continuing Employees credit for any deductible or co-payment amounts paid in respect of the plan year in which the Merger occurs, to the extent that, following the Merger, they participate in any other plan for which deductibles or co-payments are required, and (ii) cause each employee benefit plan maintained by or contributed to by Parent and its subsidiaries in which Continuing Employees participate to waive any preexisting condition that was waived under the terms of any Company Employee Benefit Plan immediately prior to the Merger or waiting period limitation which would otherwise be applicable to Continuing Employees on or after the Closing.

        Parent will recognize any accrued but unused vacation, sick leave, and sabbatical time of the Continuing Employees as of the Effective Time, in accordance with the terms of the Jamba policies then in effect, and Parent will cause Jamba and its subsidiaries to provide such vacation, sick leave, and sabbatical time in accordance with the terms of such policies, but in no event will Parent be obligated to extend or enlarge the benefits available under such policies.

        If requested by Parent in writing within 30 business days prior to the Effective Time, effective as of, and contingent upon, the Merger, Jamba will adopt resolutions or amendments to terminate the Jamba 401(k) plan.

        The Merger Agreement further provides that the parties acknowledge and agree that all provisions contained in Section 6.2 of the Merger Agreement are included for the sole benefit of the parties, and that nothing in the Merger Agreement, whether express or implied, (i) shall create any third party beneficiary or other rights (A) in any other person, including any employees or former employees of Jamba or any subsidiary or affiliate of Jamba, any Jamba employee, or any dependent or beneficiary thereof, or (B) to continued employment with Parent or any of its affiliates or to employment or continued employment or to a particular term or condition of employment with Parent or any of its subsidiaries, or any of their respective affiliates or (ii) shall be treated as an amendment or other modification of any employee benefit plan.

Treatment of ESPP

        Jamba shall take all actions necessary or required under the Jamba's Employee Stock Purchase Plan (the "ESPP") and applicable Law to, contingent on the Effective Time, (i) ensure that no offering period or purchase period shall be authorized or commenced on or after the date of the Merger Agreement and (ii) if the Closing shall occur prior to the end of any offering period in existence under the ESPP on the date of the Merger Agreement, cause the rights of participants in the ESPP with respect to any such offering period (and purchase period thereunder) then underway under the ESPP to be determined by treating the last business day prior to the Offer Acceptance Time as the last day of such offering period (such date or the date such offering period terminates by its terms, if earlier, the "Final Purchase Date") and purchase period. Jamba shall cause the exercise (as of the Final Purchase Date) of each outstanding purchase right under the ESPP in accordance with the terms of the ESPP and thereafter terminate the ESPP in its entirety effective as of the Offer Acceptance Time, contingent upon the Effective Time.

Other Covenants

        The Merger Agreement contains other customary covenants, including, but not limited to, covenants relating to public announcements, access and confidentiality.

Termination of the Merger Agreement

        The Merger Agreement may be terminated at any time prior to the Offer Acceptance Time:

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  by mutual written consent of Parent and Jamba;

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  by Parent or Jamba, if the Offer (as it may have been extended pursuant to the Merger Agreement) shall have expired at a time when the Minimum Tender Condition shall not have been satisfied and without the acceptance for payment of Shares pursuant to the Offer;

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  by Parent or Jamba, if the Offer Acceptance Time shall not have occurred on or prior to the Outside Date; provided, however, that a party shall not be permitted to terminate the Merger Agreement in this circumstance if the failure of the Minimum Tender Condition to have been satisfied is attributable to a failure on the part of such party to perform in any material respect any covenant or obligation in the Merger Agreement required to be performed by such party at or prior to such Expiration Time;

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  by Parent or Jamba, if any judgment issued by a court of competent jurisdiction or by a governmental authority, or law or other legal restraint or prohibition making the Offer or Merger illegal or otherwise permanently preventing the consummation of either shall be in effect and shall have become final and nonappealable; provided, however, that the party seeking to terminate in this circumstance shall have used those efforts required under the Merger Agreement to resist, lift or resolve such judgment, law or other legal restraint or prohibition;

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  by Parent prior to the Offer Acceptance Time, (i) if the Jamba Board shall have failed to include the Jamba Board Recommendation in the Schedule 14D-9 when mailed, (ii) shall have failed to publicly reaffirm the Jamba Board Recommendation as required pursuant to the Merger Agreement or (iii) shall have effected a Jamba Adverse Change Recommendation;

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  by Parent, if Jamba shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of certain Offer Conditions and is incapable of being cured by the Outside Date, or has not been cured by Jamba within thirty (30) days after the date Parent gives Jamba notice of such breach or failure to perform; provided, however that Parent shall not have the right to terminate the Merger Agreement in this circumstance if either Parent or Purchaser is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

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  by Jamba, if Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect, and is incapable of being cured by the Outside Date or has not been cured by Parent within thirty (30) days after the date Jamba gives Parent notice of such breach or failure to perform; provided, however, that Jamba shall not have the right to terminate the Merger Agreement in this circumstance if Jamba is then in material breach of any representation, warranty, covenant or obligation under the Merger Agreement;

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  by Jamba, if Purchaser shall have failed to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or if Purchaser shall have failed to accept for purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer when required to do so under the Merger Agreement, in each case if such failure has not been cured by Parent within three (3) days after the date Jamba gives Parent notice of such failure, provided, however, that Jamba may not terminate the Merger Agreement in this circumstance if such failure to commence the Offer resulted from the breach of the Merger Agreement by Jamba; or

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  by Jamba prior to the Offer Acceptance Time in order to accept a Superior Proposal that did not result from a breach of Section 6.6 of the Merger Agreement and enter into a definitive agreement providing for the implementation of such Superior Proposal (a "Specified Agreement"); provided that (x) Jamba pays, or causes to be paid, to Parent the Jamba Termination Fee (as defined below) prior to or concurrently with such termination, and (y) concurrently with such termination, Jamba enters into a definitive Specified Agreement.

        Effect of Termination.    If the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will become null and void and, subject to certain designated provisions of the Merger Agreement which survive, there will be no liability on the part of Parent, Purchaser or Jamba. No party is relieved of liability for fraud or, in the case of Jamba except in the event Parent has received the Jamba Termination Fee, willful and material breach of the Merger Agreement.

        Jamba Termination Fee.    Jamba is required to pay Parent a termination fee of $7,228,153 (which we refer to as the "Jamba Termination Fee"):

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  Prior to or concurrently with such termination, if Jamba terminates the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal;

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  Promptly, but in no event later than two (2) business days after the termination of the Merger Agreement, if Parent terminates the Merger Agreement in connection with: (i) a failure to include the Jamba Board Recommendation in the Schedule 14D-9 when mailed; (ii) a failure to publicly reaffirm the Jamba Board Recommendation as required pursuant to the Merger Agreement; or (iii) a Jamba Adverse Change Recommendation.

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  If the Merger Agreement is terminated by Jamba or Parent pursuant to either's right to terminate if the Offer has not been consummated prior to the Outside Date or if the Offer has expired at a time when the Minimum Tender Condition shall not have been satisfied and without the acceptance for payment of Shares pursuant to the Offer or by Parent in connection with Jamba's breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform would give rise to the failure of certain Offer Conditions and is incapable of being cured by the Outside Date, or has not been cured by Jamba within thirty (30) days after the date Parent gives Jamba notice of such breach or failure to perform and (i) at any time on or after the date of the Merger Agreement and prior to such termination a Takeover Proposal shall have been publicly announced or otherwise communicated to the Jamba Board and not irrevocably withdrawn prior to such termination, and (ii) within twelve (12) months after the date of such termination, Jamba enters into an agreement with respect to or consummates any transaction specified in the definition of "Takeover Proposal", then Jamba will pay the Jamba Termination Fee no later than the second business day after the consummation of such transaction (provided that references in the definition of "Takeover Proposal" to "twenty percent (20%)" shall be replaced by "fifty percent (50%)" for this purpose).

        Parent Termination Fee.    Parent is required to pay Jamba a termination fee of $11,358,527 (the "Parent Termination Fee") promptly, but in no event later than two (2) business days after the termination of the Merger Agreement, if Jamba terminates the Merger Agreement (i) in connection with Parent's breach or failure to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach or failure to perform has had or would reasonably be expected to have a Parent Material Adverse Effect, and is incapable of being cured by the Outside Date or has not been cured by Parent within thirty (30) days after the date Jamba gives Parent notice of such breach or failure to perform or (ii) in connection with Purchaser's failure to commence (within the meaning of Rule 14d-2 under the Exchange Act) the Offer within the period specified in the Merger Agreement or Purchaser's failure to accept for purchase all Shares validly tendered (and not validly withdrawn) pursuant to the Offer when required to do so pursuant to the Merger Agreement, in each case due to willful and material breach of the Merger Agreement on the part of Parent or Purchaser.

Specific Performance

        The parties have agreed that irreparable damage for which monetary damages, even if available, would not be an adequate remedy and would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties have agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

Fees and Expenses

        Except as otherwise disclosed in this Offer to Purchase, all fees and expenses incurred in connection with the Merger Agreement, the Offer, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such fees or expenses, whether or not the Offer, the Merger or any of the other transactions contemplated by the Merger Agreement are consummated.

Amendment

        The Merger Agreement may be amended by Parent, Purchaser and Jamba at any time before the Acceptance Time by an instrument in writing signed on behalf of each of the parties thereto.

Governing Law

        The Merger Agreement shall be governed by Delaware law.

Other Agreements

Confidentiality Agreement

        On March 30, 2018, Jamba and Parent entered into a confidentiality agreement (the "Confidentiality Agreement") in connection with a possible transaction involving Jamba. Under the terms of the Confidentiality Agreement, Jamba and Parent agreed that, subject to certain exceptions, each of Jamba and Parent would keep confidential all information furnished to one another pursuant to the Confidentiality Agreement for a period of two years, subject to certain exceptions, and to use this information solely to evaluate a possible negotiated transaction between the parties.

        Under the Confidentiality Agreement, Parent, on behalf of itself as well as its majority owned subsidiaries, certain of its representatives and Parent and certain of its affiliates who receive confidential information pursuant to the Confidentiality Agreement (collectively, the "Standstill Parties"), also agreed to certain "standstill" provisions for the benefit of Jamba that expire one year from the date of the Confidentiality Agreement, including restrictions that prohibit the Standstill Parties from, directly or indirectly, making any proposal to acquire any securities or assets of Jamba, engaging in any tender or exchange offer involving Jamba or making any public announcement or unsolicited proposal with respect to any extraordinary transaction involving Jamba or its securities or assets. Provided, however, such restrictions immediately terminate upon (i) receipt of an invitation by Jamba to take such actions, (ii) Jamba or any other person making a public announcement that a third party intends to acquire at least twenty (20) percent of Jamba's outstanding capital stock, voting control or a material part of Jamba's assets or (iii) Jamba and a third party executing a definitive agreement relating to such an acquisition of capital stock or assets.

        This summary and description of the Confidentiality Agreement does not purport to be complete and is qualified in its entirety by reference to the Confidentiality Agreement, which is filed as Exhibit (d)(2) to the Schedule TO, which is incorporated herein by reference.

Support Agreements

        On August 1, 2018, Parent and Purchaser entered into Tender and Support Agreements (the "Support Agreements") with certain Jamba stockholders (the "Supporting Stockholders"), pursuant to which the Supporting Stockholders have agreed, among other things, to tender all of their Shares in the Offer and take certain other actions in furtherance of the Merger. The Shares subject to the Support Agreement represent approximately 27% of the outstanding Shares as of August 1, 2018.

        This summary and description of the Support Agreements does not purport to be complete and is qualified in its entirety by reference to the Support Agreements, the form of which is filed as Exhibit (g) to the Schedule TO, which is incorporated herein by reference.

12.   Purpose of the Offer; Plans for Jamba.

        Purpose of the Offer.    We are making the Offer because we want to acquire the entire equity interest in Jamba. The Offer, as the first step in the acquisition of Jamba, is intended to facilitate the acquisition of all outstanding Shares.

        Purchaser intends to consummate the Merger as soon as practicable after consummation of the Offer. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. Following the consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into Jamba. Following the Effective Time, the separate corporate existence of Purchaser shall cease and Jamba will continue as the Surviving Corporation.

        All Shares acquired by Purchaser pursuant to the Offer will be retained by Purchaser pending the Merger. If you sell your Shares in the Offer, you will cease to have any equity interest in Jamba or any right to participate in its earnings and future growth. If you do not tender your Shares, but the Merger is consummated, you will also no longer have an equity interest in Jamba. Similarly, after selling your Shares in the Offer or upon consummation of the Merger, you will not bear the risk of any decrease in the value of Jamba.

        Stockholder Approval.    If the Offer is consummated and as a result Purchaser and its affiliates own Shares that represent a majority of the outstanding Shares, Jamba does not anticipate seeking the approval of its remaining public stockholders before effecting the Merger. Section 251(h) of the DGCL provides that, subject to certain statutory requirements, if following consummation of a successful tender offer for a public corporation, the acquirer holds at least the amount of shares of each class of stock of the target corporation that would otherwise be required to approve a merger involving the target corporation, and the other stockholders receive the same consideration for their stock in the merger as was payable in the tender offer, the acquirer can effect a merger without the action of the other stockholders of the target corporation. Therefore, the parties have agreed that, subject to the condition specified in the Merger Agreement, the Merger will become effective as soon as practicable after (but on the same day as) the consummation of the Offer after the satisfaction or waiver of the condition to the Merger set forth in the Merger Agreement (except if such condition shall not be satisfied or waived by such date, in which case no later than the first business day on which such condition is satisfied), without a vote of the Jamba's stockholders, in accordance with Section 251(h) of the DGCL.

        Plans for Jamba.    If we accept Shares for payment pursuant to the Offer, we will obtain control over the management of Jamba and the Jamba Board shortly thereafter.

        Pursuant to the Merger Agreement, as of the Effective Time, the directors of Purchaser as of immediately prior to the Effective Time will become the directors of the Surviving Corporation, and the officers of Jamba immediately prior to the Effective Time will remain in office as the officers of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of Purchaser will be the certificate of incorporation of the Surviving Corporation, except that such certificate of incorporation will be amended to reflect certain indemnification requirements contained in the Merger Agreement and that the name of the Surviving Corporation will be "Jamba, Inc.," and as so amended, will be the certificate of incorporation of the Surviving Corporation at the Effective Time. The bylaws of Purchaser will be the bylaws of the Surviving Corporation at the Effective Time.

        Immediately following the consummation of the Merger, Parent intends to cause Jamba to delist the Shares from NASDAQ. Parent intends to cause Jamba to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

        Except as set forth in this Offer to Purchase, including as contemplated in this Section 12—"Purpose of the Offer; Plans for Jamba," Section 13—"Certain Effects of the Offer" and Section 14—"Dividends and Distributions," and except for the transactions contemplated by the Merger Agreement, Parent and Purchaser have no present plans or proposals that would relate to or result in (i) any extraordinary corporate transaction involving Jamba or any of its subsidiaries (such as a merger, reorganization or liquidation), (ii) any purchase, sale or transfer of a material amount of assets of Jamba or any of its subsidiaries, (iii) any material change in Jamba's present dividend rate or policy, or indebtedness or capitalization, (iv) any other material change in Jamba's corporate structure or business, (v) changes to the management of Jamba or the Jamba Board, (vi) a class of securities of Jamba being delisted from a national securities exchange or ceasing to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association or (vii) a class of equity securities of Jamba being eligible for termination of registration pursuant to Section 12(g) of the Exchange Act.

        To the best knowledge of Parent and Purchaser, except for certain pre-existing agreements described in the Schedule 14D-9, no material employment, equity contribution, or other agreement, arrangement or understanding between any executive officer or director of Jamba, on the one hand, and Parent, Purchaser or Jamba, on the other hand, existed as of the date of the Merger Agreement, and neither the Offer nor the Merger is conditioned upon any executive officer or director of Jamba entering into any such agreement, arrangement or understanding.

13.   Certain Effects of the Offer.

        Market for the Shares.    If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, there will be no market for the Shares following consummation of the Offer.

        NASDAQ Listing.    If the Offer is consummated, Purchaser will complete the Merger as soon as practicable after the consummation of the Offer, subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement. As a result, the Shares will no longer meet the requirements for continued listing on NASDAQ because the only stockholder will be Parent. Immediately following the consummation of the Merger, Parent intends to cause Jamba to delist the Shares from NASDAQ.

        Exchange Act Registration.    The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Jamba to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Jamba to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Jamba, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. In addition, the ability of "affiliates" of Jamba and persons holding "restricted securities" of Jamba to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. We intend and will cause Jamba to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Merger as the requirements for termination of registration are met.

        Margin Regulations.    The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and, therefore, could no longer be used as collateral for loans made by brokers.

14.   Dividends and Distributions.

        As discussed in Section 11—"The Merger Agreement; Other Agreements," the Merger Agreement provides that from the date of the Merger Agreement until the earlier of the Acceptance Time and the termination of the Merger Agreement, except as expressly permitted or required by the Merger Agreement, required by law or with the prior written consent of Parent, Jamba will not declare, set aside or pay any dividend on, or make any other distribution in respect of any shares of its capital stock (including the Shares) (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Jamba to its parent).

15.   Conditions of the Offer.

        The Offer is not subject to any financing condition. Notwithstanding any other provisions of the Offer but subject to the terms of the Merger Agreement, Purchaser is not required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Shares validly tendered and not validly withdrawn in the Offer, if:

  •
  the Minimum Tender Condition has not been satisfied;

  •
  the HSR Condition has not been satisfied;

  •
  a judgment issued by a court of competent jurisdiction or by a governmental authority, or any Law or other legal restraint or prohibition, is in effect that would make the Offer or the Merger illegal or otherwise prevent the consummation of either;

  •
  there has occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have, a Company Material Adverse Effect (as defined in the Merger Agreement) (the "Material Adverse Effect Condition");

  •
  (i) the representations and warranties of Jamba relating to any event, condition, change, occurrence or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect is not true and correct in all respects as of the date of the Merger Agreement; (ii) the representations and warranties of Jamba relating to authorization are not true and correct in all material respects as of the date of the Merger Agreement and as of the Expiration Time (except to the extent such representation or warranty expressly relates to a specific date, in which case on and as of such specific date); (iii) the representations and warranties of Jamba relating to capital structure are not true and correct, except for de minimis inaccuracies, as of the date of the Merger Agreement and as of the Expiration Time; and (iv) each of the other representations and warranties of Jamba set forth in the Merger Agreement is not true and correct as of the date of the Merger Agreement and as of the Expiration Time (except to the extent any such representation or warranty expressly relates to a specific date, in which case on and as of such specific date), other than for such failures to be true and correct that, individually or in the aggregate with all such other failures to be true and correct, have not had a Company Material Adverse Effect (the "Representations Condition");

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  Jamba has failed to perform in any material respect any obligation or failed to comply in any material respect with any agreement or covenant of Jamba to be performed or complied with under the Merger Agreement (the "Obligations Condition");

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  Parent shall not have received from Jamba a certificate signed by an executive officer of Jamba, dated as of the Expiration Time, certifying that the Material Adverse Effect Condition, the Representations Condition and the Obligations Condition have been satisfied; and

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  the Termination Condition.

        For purposes of determining whether the Minimum Tender Condition has been satisfied, Shares tendered in the Offer pursuant to the guaranteed delivery procedures that have not been received prior to the Expiration Time are excluded. The conditions to the Offer must be satisfied or waived on or prior to the Expiration Time.

        The conditions described above are in addition to, and not a limitation of, the rights and obligations of Parent and Purchaser to extend, terminate or modify the Offer pursuant to the terms of the Merger Agreement.

        The conditions described above are for the sole benefit of Parent and Purchaser and, subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC or NASDAQ, may be waived by Parent and Purchaser in whole or in part, at any time and from time to time in their sole discretion, except that Parent and Purchaser are not permitted to waive the Minimum Tender Condition or Termination Condition without the prior written consent of Jamba. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

16.   Certain Legal Matters; Regulatory Approvals.

General

        Except as described in this Section 16, Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Jamba with the SEC and other publicly available information concerning Jamba, Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Jamba's business that might be adversely affected by Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Purchaser or Parent as contemplated herein. Should any such approval or other action be required, Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Jamba's business, or certain parts of Jamba's business might not have to be disposed of, any of which could cause Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15—"Conditions of the Offer."

State Takeover Statutes

        Jamba is incorporated under the laws of Delaware. Section 203 of the DGCL prevents a Delaware corporation from engaging in a "business combination" (defined to include mergers and certain other actions) with an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an "interested stockholder" unless, among other things, the "business combination" or the transaction pursuant to which such person becomes an "interested stockholder" is approved by the board of directors of such corporation before such person became an "interested stockholder." The Jamba Board has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, for purposes of Section 203 of DGCL.

        A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations that are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult.

However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.

        Jamba, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Other than Section 203 of the DGCL (which, as described above, the Jamba Board has taken action to render inapplicable the restrictions on "business combinations" provided therein), we do not know whether any of these laws will, by their terms, apply to the Offer or the Merger and have not attempted to comply with any such laws. Should any person seek to apply any state takeover law, we will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event any person asserts that the takeover laws of any state are applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, we may be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, we may be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, we may not be obligated to accept for payment any Shares tendered in the Offer. See Section 13—"Conditions of the Offer."

Dissenters' Rights

        No appraisal rights are available to the holders of Shares in connection with the Offer. However, if the Merger takes place pursuant to Section 251(h) of the DGCL, stockholders whose Shares are not accepted for purchase pursuant to the Offer and who properly demand appraisal of their Shares pursuant to, and who comply in all respects with, Section 262 of the DGCL will have appraisal rights under Section 262 of the DGCL. If you choose to exercise your appraisal rights in connection with the Merger, you comply with the applicable legal requirements under the DGCL and you neither waive, withdraw nor otherwise lose your rights to appraisal under the DGCL, you will be entitled to payment in cash in an amount equal to the "fair value" of your Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be the fair value. This value may be the same, more or less than the price that the Offeror is offering to pay you in the Offer and the Merger. Moreover, the surviving corporation may argue in an appraisal proceeding that, for purposes of such a proceeding, the fair value of such Shares is less than the price paid in the Offer and the Merger.

        Under Section 262 of the DGCL, where a merger is approved under Section 251(h) of the DGCL, either a constituent corporation before the effective date of the merger, or the surviving corporation within ten days thereafter, will notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and will include in such notice a copy of Section 262. The Schedule 14D-9 constitutes the formal notice of appraisal rights under Section 262 of the DGCL. Any holder of Shares who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so, should review the discussion of appraisal rights in the Schedule 14D-9 as well as Section 262 of the DGCL, attached as Annex B to the Schedule 14D-9, carefully because failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights under the DGCL.

        Because of the complexity of the procedures for exercising appraisal rights, any stockholder wishing to exercise appraisal rights or to preserve the right to do so is urged to consult legal counsel.

        As described more fully in the Schedule 14D-9, if a stockholder elects to exercise appraisal rights under Section 262 of the DGCL with respect to Shares held immediately prior to the Effective Time, such stockholder must do all of the following:

  •
  within the later of the consummation of the Offer, which will occur on the date on which the Offeror irrevocably accepts for purchase the Shares validly tendered in the Offer, and twenty days after the date of mailing of the notice of appraisal rights in the Schedule 14D-9 (which date of mailing is August 15, 2018), demand in writing the appraisal of such stockholder's Shares, which demand must be sent to Jamba at the address indicated in the Schedule 14D-9 and reasonably inform Jamba of the identity of the stockholder and that the stockholder is demanding appraisal for such Shares;

  •
  not tender (or, if tendered, not fail to withdraw prior to the Expiration Time) such Shares in the Offer; and

  •
  continuously hold of record such Shares from the date on which the written demand for appraisal is made through the Effective Time.

        The foregoing summary of the rights of Jamba's stockholders to seek appraisal rights under Delaware law does not purport to be a complete statement of the procedures to be followed by stockholders desiring to exercise appraisal rights and is qualified in its entirety by reference to Section 262 of the DGCL. The preservation and proper exercise of appraisal rights requires adherence to the applicable provisions of the DGCL. Failure to timely and properly comply with the procedures of Section 262 of the DGCL may result in the loss of appraisal rights. A copy of Section 262 of the DGCL is included as Annex B to the Schedule 14D-9.

        Appraisal rights cannot be exercised at this time. The information provided above is for informational purposes only with respect to your alternatives if the Merger is completed. If you tender (and do not validly withdraw prior to the Expiration Time) your Shares in the Offer, you will not be entitled to exercise appraisal rights with respect to your Shares but, instead, upon the terms and subject to the conditions to the Offer, you will receive the Offer Price for your Shares.

Antitrust Compliance

        Parent and Jamba filed Premerger Notification and Report Forms with the Federal Trade Commission (the "FTC") and the Antitrust Division of the U.S. Department of Justice (the "Antitrust Division") relating to Parent's proposed acquisition of Jamba on August 10, 2018. Consequently, the required waiting period with respect to the Offer will expire at 11:59 p.m., Eastern Time, on Monday, August 27, 2018, unless early termination of the waiting period is granted or the waiting period is extended.

        Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the Offer, the acquisition of Shares pursuant to the Offer may be consummated following the expiration of a 15-day waiting period following the filing by Parent of its

Premerger Notification and Report Form with respect to the Offer, as extended because the fifteenth day of the waiting period falls on Saturday, August 25, 2018, unless Parent receives a request for additional information or documentary material from the Antitrust Division or the FTC or unless early termination of the waiting period is granted. If, within the initial 15-day waiting period, either the Antitrust Division or the FTC requests additional information or documentary material concerning the Offer, the waiting period will be extended through the 10th day after the date of substantial compliance by Parent. Complying with a request for additional information or documentary material may take a significant amount of time.

        At any time before or after Parent's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer, or seeking the divestiture of Shares acquired by Parent or the divestiture of substantial assets of Jamba or its subsidiaries or Parent or its subsidiaries. State attorneys general may also bring legal action under both state and federal antitrust laws, as applicable. Private parties may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, the result thereof.

17.   Fees and Expenses.

        We have retained the Depositary, the Paying Agent and the Information Agent in connection with the Offer. Each of the Depositary, the Paying Agent and the Information Agent will receive customary compensation, reimbursement for reasonable out-of-pocket expenses and indemnification against certain liabilities in connection with the Offer, including liabilities under the United States federal securities laws.

        As part of the services included in such retention, the Information Agent may contact holders of Shares by personal interview, mail, electronic mail, telephone, and other methods of electronic communication, and may request brokers, dealers, commercial banks, trust companies and other nominees to forward the Offer materials to beneficial holders of Shares.

        Except as set forth above, we will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by us for customary mailing and handling expenses incurred by them in forwarding the offering material to their customers.

18.   Miscellaneous.

        The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, "blue sky" or other applicable laws of such jurisdiction. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer comply with the laws of any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction in compliance with applicable laws. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

        Purchaser and Parent have filed with the SEC the Schedule TO (including exhibits) in accordance with the Exchange Act, furnishing certain additional information with respect to the Offer and may file amendments thereto. If the Offer is completed, Purchaser will file a final amendment to the Schedule TO reporting promptly the results of the Offer pursuant to Rule 14d-3 under the Exchange Act. A copy of the Schedule TO and any amendments thereto (including exhibits) may be examined and copies may be obtained from the SEC in the manner set forth in Section 7—"Certain Information Concerning Jamba—Available Information."

        No person has been authorized to give any information or make any representation on behalf of Parent or Purchaser not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, that information or representation must not be relied upon as having been authorized. Neither delivery of this Offer to Purchase nor any purchase pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser, Jamba or any of their respective subsidiaries since the date as of which information is furnished or the date of this Offer to Purchase.

SCHEDULE I

INFORMATION RELATING TO PARENT, PURCHASER AND CERTAIN RELATED PARTIES

        Parent.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Parent, each of whom is a U.S. citizen. Unless otherwise indicated, the current business address of each person is c/o Focus Brands Inc., 5620 Glenridge Dr. NE, Atlanta, Georgia 30342.

Name	Position	Current Principal Occupation and Employment History
Steven C. DeSutter	Chief Executive Officer and President	Chief Executive Officer and President of Parent (2014—Present); Executive Vice President and Chief Executive Officer of Susser Holdings Stripes LLC (2008—2014)
Michael J. Dixon	Chief Financial Officer, Treasurer and Assistant Secretary	Chief Financial Officer, Treasurer and Assistant Secretary of Parent (2016—Present); Consultant (2015—2016); President and Chief Financial Officer of Ignite Restaurant Group (2013—2015)
Sarah E. Powell	Executive Vice President, General Counsel and Secretary	Executive Vice President, General Counsel and Secretary of Parent (2015—Present); Senior Vice President, General Counsel and Corporate Secretary of Advance Auto Parts (2009—2015)
Gary A. Bales	Executive Vice President and Chief Brand Officer
Executive Vice President of Parent (2015—Present); Chief Brand Officer of Parent (2017—Present); Chief Marketing and Strategy Officer of Parent (2014—2015); Chief Concept Officer and President of Business Development of Parent (2012—2015)
Katrina L. Cole	Executive Vice President, Chief Operating Officer and President, North America
Executive Vice President of Parent (2015—Present); Chief Operating Officer and President, North America, of Parent (2017—Present); President, Global Channels Group of Parent (2015—2017); President of Cinnabon (2011—2015)
Timothy F. Muir	Executive Vice President, Chief Development Officer
Executive Vice President and Chief Development Officer of Parent (2017—Present); Vice President, Franchise Development of Choice Hotels (2014—2017); Senior Vice President, Franchise Development of Wyndham Worldwide (2008—2014)

Name	Position	Current Principal Occupation and Employment History
Robert R. Swan	Executive Vice President, Chief Human Resources Officer and Chief of Staff	Executive Vice President of Parent (2015—Present); Chief of Staff of Parent (2017—Present); Chief Human Resources Officer of Parent (2014—Present); Senior Vice President, Human Resources of Susser Holdings Stripes LLC (2011—2014)
Michael E. Verdesca	Executive Vice President and Chief Information Officer	Executive Vice President of Parent (2015—Present); Chief Information Officer of Parent (2014—Present); Chief Information Officer of Jack in the Box (2006—2014)

        Purchaser.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and director of Purchaser, each of whom is a U.S. citizen. Unless otherwise indicated, the current business address of each person is c/o Focus Brands Inc., 5620 Glenridge Dr. NE, Atlanta, Georgia 30342.

Name	Position	Current Principal Occupation and Employment History
Steven C. DeSutter	President and Chief Executive Officer	See above under "Parent"
Michael J. Dixon	Chief Financial Officer, Treasurer and Assistant Secretary	See above under "Parent"
Sarah E. Powell	Executive Vice President, General Counsel and Secretary	See above under "Parent"

        Roark.    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer and managing member of Roark. Unless otherwise indicated, the current business address of each person is c/o Roark Capital Management, LLC, 1180 Peachtree Street NE, Suite 2500, Atlanta, GA 30309.

Name	Position	Current Principal Occupation and Employment History
Neal K. Aronson	Managing Member	Managing Partner of Roark Capital Management, LLC (2005—Present)
Paul D. Ginsberg	President	President of Roark Capital Management, LLC (2014—Present); Partner at Paul, Weiss, Rifkind, Wharton & Garrison LLP (1996—2014)
Stephen D. Aronson	General Counsel, Vice President and Secretary	Managing Director (2008—Present), General Counsel (2007—Present) and Vice President (2005—2007) of Roark Capital Management, LLC

Name	Position	Current Principal Occupation and Employment History
Tracy A. Hass	Chief Financial Officer	Chief Financial Officer (2010—Present), Vice President of Finance (2008—2010) and Controller (2006—2008) of Roark Capital Management, LLC

        The Letter of Transmittal, certificates for Shares and any other required documents should be sent by each stockholder of Jamba or such stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary as follows:

The Depositary for the Offer is:

Continental Stock Transfer & Trust Company

By Mail or Overnight Carrier:	By Fascimile Transmission:
Continental Stock Transfer & Trust Company	(For Eligible Institutions Only)
1 State Street- 30th Floor	(212) 616-7610
New York, NY 10004
Attn: Corporate Actions Department

Other Information:

        Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal, and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Okapi Partners LLC
1212 Avenue of the Americas, 24th Floor
New York, New York 10036
 Banks and Brokerage Firms, Please Call: (212) 297-0720
Stockholders and All Others Call Toll-Free: (855) 208-8901
Email: info@okapipartners.com